     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1994

                                                      REGISTRATION NO. 33-
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                      SECURITIES AND EXCHANGE COMMISSION
                                ---------------
                                   FORM S-3
                                ---------------
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                            BANKAMERICA CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
               DELAWARE                               94-1681731
       (STATE OF INCORPORATION)            (I.R.S. EMPLOYER IDENTIFICATION
                                                         NO.)

        BANK OF AMERICA CENTER                CHERYL SOROKIN, SECRETARY
        555 CALIFORNIA STREET                   BANK OF AMERICA CENTER
   SAN FRANCISCO, CALIFORNIA 94104              555 CALIFORNIA STREET
            (415) 622-3530                 SAN FRANCISCO, CALIFORNIA 94104
   (ADDRESS AND TELEPHONE NUMBER OF                 (415) 622-3530
     PRINCIPAL EXECUTIVE OFFICES)        (NAME, ADDRESS AND TELEPHONE NUMBER
                                                OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:
           JEFFREY R. LAPIC                        PETER LILLEVAND
        CAROLYN CHEW HAMILTON                      DANA M. KETCHAM
     BANK OF AMERICA N.T. & S.A.            ORRICK, HERRINGTON & SUTCLIFFE
   LEGAL DEPARTMENT, P.O. BOX 37000               400 SANSOME STREET
   SAN FRANCISCO, CALIFORNIA 94137         SAN FRANCISCO, CALIFORNIA 94111
       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  From time to time after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
                            ---------------
                        CALCULATION OF REGISTRATION FEE
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
                                                                PROPOSED       PROPOSED
                                                                MAXIMUM        MAXIMUM       AMOUNT OF
           TITLE OF EACH CLASS OF              AMOUNT BEING  OFFERING PRICE   AGGREGATE     REGISTRATION
       SECURITIES BEING REGISTERED(1)           REGISTERED      PER UNIT    OFFERING PRICE      FEE
--------------------------------------------------------------------------------------------------------
 Debt Securities, Debt Warrants, Preferred
  Stock, Depositary Shares, Preferred Stock
  Warrants, Common Stock, par value $1.5625                                 $4,000,000,000
  per share (2), Common Stock Warrants and                                       (4)
  Currency Warrants........................        (3)            (3)            (5)         $1,379,320
--------------------------------------------------------------------------------------------------------
 Capital Securities........................        (6)            (5)            (5)            None
--------------------------------------------------------------------------------------------------------

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(1) This Registration Statement also covers contracts which may be issued by the Registrant under which the counterparty may be required to purchase Debt Securities, Preferred Stock or Depositary Shares. Such contracts would be issued with the Debt Securities, Preferred Stock, Depositary Shares and/or Securities Warrants. In addition, any other securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) Associated with the Common Stock are Preferred Share Purchase Rights that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events. The Common Stock registered hereunder may be issued directly or upon exercise of Common Stock Warrants registered hereunder or upon conversion of or in exchange for Debt Securities, Preferred Stock or Depositary Shares registered hereunder.
(3) Not applicable pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933.
(4) Or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units.
(5) No separate consideration will be received (i) for Common Stock, Preferred Stock or Depositary Shares that are issued upon conversion of Debt Securities, Preferred Stock or Depositary Shares or (ii) for Capital Securities that are issued in exchange for or upon conversion of the Debt Securities or upon conversion of Preferred Stock or Depositary Shares.
(6) Such amount of Capital Securities (as described on pages 17-18 herein), which may consist of Common Stock, Perpetual Preferred Stock (as defined on page 18 herein) or other securities as may be issued in exchange for, or upon conversion of, the Debt Securities or upon conversion of Preferred Stock issued under this Registration Statement.
                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------
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

PROSPECTUS
                            BANKAMERICA CORPORATION
                       DEBT SECURITIES AND DEBT WARRANTS
                 PREFERRED SHARES AND PREFERRED SHARE WARRANTS
                     COMMON STOCK AND COMMON STOCK WARRANTS
                               CURRENCY WARRANTS

  BankAmerica Corporation (the "Corporation") may from time to time offer in one or more series its unsecured debt securities, which may be either senior (the "Senior Securities") or subordinated (the "Subordinated Securities," the Senior Securities and the Subordinated Securities being referred to collectively as the "Debt Securities"), warrants to purchase the Debt Securities ("Debt Warrants"), shares of preferred stock (the "Preferred Shares"), interests in which may be represented by depositary shares ("Depositary Shares"), warrants to purchase the Preferred Shares or Depositary Shares ("Preferred Share Warrants"), shares of common stock (the "Common Stock"), warrants to purchase Common Stock ("Common Stock Warrants", the Debt Warrants, Preferred Share Warrants and Common Stock Warrants being referred to collectively as the "Securities Warrants") and warrants entitling the holder to receive the cash value of the right to purchase ("Currency Call Warrants") or to sell ("Currency Put Warrants", the Currency Call Warrants and the Currency Put Warrants being referred to collectively as the "Currency Warrants") foreign currencies or composite currencies with an aggregate initial public offering price (including the exercise price of any Securities Warrants) of up to $4,000,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units ("ECU") on terms to be determined at the time of sale. The Debt Securities, Preferred Shares, Depositary Shares, Common Stock, Securities Warrants and Currency Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

  The Senior Securities will rank equally with all other unsubordinated and unsecured indebtedness of the Corporation. The Subordinated Securities will be subordinated to all existing and future Senior Debt of the Corporation, as defined. See "Description of Debt Securities."

  The specific terms of the Offered Securities in respect of which this Prospectus is being delivered are set forth in the Prospectus Supplement.

  The Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.

  The Offered Securities may be offered directly, through agents (which may include Bank of America National Trust and Savings Association ("Bank of America"), Bank of America International Limited and other affiliates of the Corporation) designated from time to time or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable fee, commission, purchase price or discount arrangements with them will be set forth, or will be calculable from the information set forth, in the Prospectus Supplement. The Corporation may also issue contracts under which the counterparty may be required to purchase Debt Securities, Preferred Stock, Depositary Shares or Common Stock. Such contracts would be issued with the Debt Securities, Preferred Stock, Depositary Shares, Common Stock and/or Securities Warrants in amounts, at prices and on terms to be set forth in a Prospectus Supplement. See "Plan of Distribution."

  THE OFFERED SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF THE CORPORATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is        , 1994.

                             AVAILABLE INFORMATION

  The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Act"). In accordance with the Act, the Corporation files proxy statements, reports and other information with the Securities and Exchange Commission (the "Commission"). This filed material can be inspected and copied at the Commission's office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's Regional Offices in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511) and copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the New York, Chicago and Pacific Stock Exchanges. This Prospectus does not contain all information set forth in the Registration Statement and exhibits thereto filed with the Commission under the Securities Act of 1933, as amended.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Corporation incorporates herein by reference (a) the Corporation's annual report on Form 10-K for the year ended December 31, 1993, (b) the Corporation's quarterly report on Form 10-Q for the quarter ended March 31, 1994, (c) the Corporation's reports on Form 8-K dated January 19, January 27, March 11, March 21, March 29, April 20 and May 12, 1994 and (d) the description of the Common Stock; Preferred Share Purchase Rights; Cumulative Adjustable Preferred Stock, Series A; Cumulative Adjustable Preferred Stock, Series B; 9 5/8% Cumulative Preferred Stock, Series F; 6 1/2% Cumulative Convertible Preferred Stock, Series G; 9% Cumulative Preferred Stock, Series H; Depositary Shares Each Representing a One-Twentieth Interest in a Share of 11% Preferred Stock, Series I; Depositary Shares Each Representing a One-Twentieth Interest in a Share of 11% Preferred Stock, Series J; 8 3/8% Cumulative Preferred Stock, Series K; Depositary Shares Each Representing a One-Twentieth Interest in a Share of 8.16% Cumulative Preferred Stock, Series L; Depositary Shares Each Representing a One-Twentieth Interest in a Share of 7 7/8% Cumulative Preferred Stock, Series M; and Depositary Shares Each Representing a One-Twentieth Interest in a Share of 8 1/2% Cumulative Preferred Stock, Series N, set forth in the Registration Statements on Form 8-A dated May 25, 1976 (as amended by Forms 8 dated June 14, 1976, August 18, 1976 and September 10, 1976); April 13, 1988 (as amended by Form 8 dated August 20, 1991); October 28, 1982; February 16, 1983; April 3, 1991; May 23, 1991; December 20, 1991; April 15, 1992; April 15,
1992; February 12, 1992; July 13, 1992; September 25, 1992; and December 14, 1992, respectively.

  All reports and definitive proxy or information statements filed by the Corporation pursuant to Section 13(a), 13(c), 14 and 15(d) of the Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities to which this Prospectus relates (except those portions of such reports or statements described in paragraphs (k) and
(l) of Item 402 of Regulation S-K promulgated by the Commission) shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement herein (or in any other subsequently filed document which also is or is deemed incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded. A copy of the documents incorporated by reference (excluding exhibits unless such exhibits are specifically incorporated by reference herein) will be furnished, without charge, upon written or oral request to BankAmerica Corporation, Corporate Secretary's Office, P.O. Box 37000, San Francisco, California 94137, telephone (415) 622-3530.

  This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement. The delivery of this Prospectus together with a Prospectus Supplement relating to particular Offered Securities in any jurisdiction shall not constitute an offer in that jurisdiction of any of the other Offered Securities covered by this Prospectus.

  Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars ("$", "dollars", "U.S. dollars" or "U.S.$").

                            BANKAMERICA CORPORATION

  The Corporation is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"), and was incorporated in the State of Delaware in 1968. The Corporation's principal executive offices are located at 555 California Street, San Francisco, California 94104 (telephone
(415) 622-3530).

  Bank of America, a national banking association, became a subsidiary of the Corporation in 1969. Bank of America began business in San Francisco, California, as Bank of Italy in 1904 and adopted its present name in 1930. The capital stock of Bank of America is the principal asset of the Corporation.

  On April 22, 1992, Security Pacific Corporation ("SPC") was merged with and into the Corporation. SPC's principal subsidiary, Security Pacific National Bank, was also merged with and into Bank of America on that date.

  The Corporation also owns all of the capital stock of Seafirst Corporation ("Seafirst"), a registered bank holding company, the principal asset of which is the capital stock of Seattle-First National Bank ("SFNB"). SFNB is a national banking association headquartered in the State of Washington. The Corporation acquired Seafirst in 1983.

  In addition to the merger with SPC, the Corporation has expanded its presence in the western United States through several acquisitions beginning in 1989. As of March 31, 1994, the Corporation's depository subsidiaries operated retail branches in Alaska, Arizona, Hawaii, Idaho, Nevada, New Mexico, Oregon and Texas, in addition to California and Washington.

  The Corporation, through its various subsidiaries, provides a diversified range of financial services to its customers. The Corporation, primarily through Bank of America and its other domestic banking subsidiaries, provides consumer banking services (including residential real estate and other consumer loans, deposit and investment services and credit card products and services) and other retail banking services.

  The Corporation, through its banking and other subsidiaries, provides wholesale banking and financial products and services throughout the United States and in overseas markets to business customers, including corporations, middle market companies, governments and other institutions. These products and services encompass corporate lending, business finance, leasing, cash management services, trade finance and investment banking services, including interest rate risk and foreign exchange management products, capital markets products and advisory and venture capital services.

  Because the Corporation is a holding company, the rights of its creditors, including the holders of the Debt Securities, to participate in the assets of any subsidiary upon the latter's liquidation or reorganization will be subject to the claims of the subsidiary's creditors, which will take priority except to the extent that the Corporation may itself be a creditor with recognized claims against the subsidiary. There are also various legal limitations on the extent to which Bank of America, SFNB and certain other bank subsidiaries of the Corporation may pay dividends, extend credit or otherwise supply funds to the Corporation or various of its affiliates.

  Under the National Bank Act, the Corporation's national banking subsidiaries are subject to prohibitions on the payment of dividends in certain circumstances and to restrictions on the amount that each can pay without the prior approval of the Office of the Comptroller of the Currency. Without the Comptroller's approval, dividends for a given year cannot exceed each bank's net profits (as defined by national banking laws) for that year and retained earnings from the preceding two years. In addition, dividends may not be paid in excess of each bank's undivided profits after deducting statutory bad debt in excess of their allowance for loan losses. Based upon these regulations, Bank of America could have declared dividends for 1993 of $3,125 million, while SFNB could have declared dividends to Seafirst, of $437 million. At December 31, 1993, the unutilized dividends allowed under these regulations for Bank of America and SFNB were $2,325 million and $159 million, respectively. Under these regulations, the Corporation's other national banking subsidiaries could not have declared dividends during 1993.

  In addition, state-chartered banking subsidiaries are subject to dividend limitations imposed by applicable state law. These state-chartered banking subsidiaries could have declared dividends to their respective parent companies without state approval of $83 million for 1993. At December 31, 1993, this entire amount was unutilized.

  The Corporation's subsidiary, Bank of America, FSB, is subject to regulatory restrictions by the Office of Thrift Supervision on its payment of dividends. Under these restrictions, Bank of America, FSB could have declared dividends to the Corporation without regulatory approval of $40 million for 1993. At December 31, 1993, this entire amount was unutilized.

  The depository subsidiaries are also subject to certain restrictions of the Federal Reserve Act on loans each subsidiary may extend to their respective parent companies. Among other things, the aggregate of such loans may not exceed 10% of the sum of such subsidiary's capital stock and surplus, defined by the Comptroller of the Currency to include undivided profits and reserves for contingencies, subject to certain adjustments. Such loans must be secured by collateral with a value between 100% and 130% of the loan, depending on the type of collateral. Under these restrictions, and assuming the parent provided the collateral required, Bank of America, SFNB, and other depository subsidiaries could have loaned to their respective parent companies a maximum of $1,142 million, $144 million, and $317 million, respectively, at December 31, 1993.

  The net assets of depository subsidiaries restricted from flowing to the Corporation by regulatory limitations were $14,051 million at December 31, 1993. Total net assets of depository subsidiaries were $17,944 million at December 31, 1993.

  The Financial Institutions Reform, Recovery and Enforcement Act of 1989 contains a "cross-guarantee" provision which could result in any insured depository institution owned by the Corporation (i.e., any bank subsidiary) being assessed for losses incurred by the Federal Deposit Insurance Corporation ("FDIC") in connection with assistance provided to, or the failure of, any other depository institution owned by the Corporation. Under Federal Reserve Board policy, the Corporation is expected to act as a source of financial strength and to commit resources to support each subsidiary bank. As a result of such policy and the legislation described below, the Corporation may be required to commit resources to its subsidiary banks in circumstances where it might not do so absent such policy.

  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") provides, among other things, that if a bank does not meet any one of its capital requirements set by its regulators, the bank must submit a capital restoration plan for improving its capital. A holding company of a bank must guarantee that the bank will meet its capital restoration plan, subject to certain limitations. If such a guarantee were deemed to be a commitment to maintain capital under the federal Bankruptcy Code, a claim under such guarantee in a bankruptcy proceeding involving the holding company would be entitled to a priority over third party creditors of the holding company. In addition, FDICIA prohibits a bank from making a capital distribution to its holding company or otherwise if it fails to meet any capital requirements. Furthermore, under certain circumstances, a holding company of a bank that fails to meet certain of its capital requirements may be prohibited from making any capital distributions to its shareholders or otherwise. At March 31, 1994, the capital ratios of each of the Corporation's banking subsidiaries exceeded the "well capitalized" threshold prescribed in the rules of the subsidiary's principal federal regulator. The categories of capital so prescribed are determined by the regulators solely for the purposes of meeting their responsibilities under federal law, and the category in which each subsidiary falls may not necessarily constitute an accurate representation of its overall financial condition or prospects.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges for the Corporation including its consolidated subsidiaries is computed by dividing earnings by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by the sum of fixed charges and preferred stock dividend requirements. Earnings consist primarily of income (loss) before income taxes adjusted for fixed charges. Fixed charges consist primarily of interest expense on short- and long-term borrowings and one-third (the portion deemed representative of the interest factor) of net rents under long-term leases.

                                 THREE MONTHS
                                     ENDED
                                   MARCH 31,       YEAR ENDED DECEMBER 31,
                                --------------- ------------------------------
                                1994(A) 1993(A) 1993(A) 1992(A) 1991 1990 1989
                                ------- ------- ------- ------- ---- ---- ----
RATIO OF EARNINGS TO FIXED
 CHARGES
 Excluding interest on depos-
  its..........................  3.51    3.63    3.55    3.18   3.25 2.39 2.29
 Including interest on depos-
  its..........................  1.84    1.76    1.79    1.53   1.34 1.22 1.23
RATIO OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERRED
 STOCK DIVIDENDS
 Excluding interest on depos-
  its..........................  2.70    2.74    2.69    2.55   2.89 2.25 2.15
 Including interest on depos-
  its..........................  1.67    1.61    1.63    1.45   1.32 1.21 1.22

--------
(a) This financial information reflects the effects of the SPC merger subsequent to the merger's consummation on April 22, 1992.

                                USE OF PROCEEDS

  The net proceeds of the Offered Securities will be used for general corporate purposes, which may include without limitation funding investments in, or extensions of credit to, the Corporation's subsidiaries, repayment of maturing obligations, redemption of outstanding indebtedness or other securities and financing possible future acquisitions. Pending such use, the Corporation may temporarily invest the net proceeds or may use them to reduce short-term indebtedness. A portion of the net proceeds of the Currency Warrants may be used for the payment of costs and expenses which may be incurred by the Corporation in hedging its currency risk with respect to the Currency Warrants.

                         DESCRIPTION OF DEBT SECURITIES

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities.

  The Senior Securities are to be issued under an Indenture dated as of November 1, 1991 (the "Senior Indenture"), between the Corporation and First Trust of California, National Association, as successor trustee (the "Senior Trustee"). The Subordinated Securities are to be issued under an Indenture dated as of November 1, 1991, as amended by a First Supplemental Indenture dated as of September 8, 1992 (as so amended, the "Subordinated Indenture"), between the Corporation and Chemical Trust Company of California, as trustee (the "Subordinated Trustee", and together with the Senior Trustee, the "Trustees"). The Senior Indenture and the Subordinated Indenture (collectively, the "Indentures") are exhibits to the Registration Statement. The following summaries of certain provisions of the Indentures do not purport to be complete and are qualified in their entirety by reference to the provisions of the Indentures. Numerical references in parentheses below are to sections of the Indentures. Wherever particular sections or defined terms of the Indentures are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference. Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Indentures.

GENERAL

  The amount of Debt Securities offered by this Prospectus will be limited to the amount described on the cover of this Prospectus. Each Indenture provides that Debt Securities in an unlimited amount may be issued thereunder from time to time in one or more series. (Section 301)

  The Senior Securities will be unsecured and will rank pari passu with other unsecured Senior Debt of the Corporation. The Subordinated Securities will be unsecured and will rank pari passu with other Subordinated Debt of the Corporation and, together with such other Subordinated Debt, will be subordinate and junior in right of payment to the prior payment in full of the Senior Debt of the Corporation as described below under "Subordination."

  Reference is hereby made to the Prospectus Supplement relating to the particular series of Debt Securities for the terms of such Debt Securities, including, where applicable: (i) the designation and any limit on the aggregate principal amount of such Debt Securities; (ii) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued; (iii) the date or dates on which such Debt Securities will mature or method by which such dates can be determined; (iv) the currency or currencies in which such Debt Securities are being sold and are denominated and the circumstances, if any, under which any Debt Securities may be payable in a currency other than the currency in which such Debt Securities are denominated, and if so, the exchange rate, the exchange rate agent and, if the Holder of any such Debt Securities may elect the currency in which payments thereon are to be made, the manner of such election; (v) the denominations in which any Debt Securities which are Registered Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Debt Securities which are Bearer Securities will be issuable, if other than the denomination of $5,000; (vi) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, which rate may be zero in the case of certain Debt Securities issued at an issue price representing a discount from the principal amount payable at maturity; (vii) the date from which interest on such Debt Securities will accrue, the dates on which such interest will be payable or method by which such dates can be determined, the date on which payment of such interest will commence and the circumstances, if any, in which the Corporation may defer interest payments; (viii) the dates on which, and the price or prices at which, such Debt Securities will, pursuant to any mandatory sinking fund provision, or may, pursuant to any optional redemption or required repayment provisions, be redeemed or repaid and the other terms and provisions of any such optional redemption or required repayment; (ix) in the case of the Subordinated Securities, any terms by which such securities may be convertible into Common Stock (see "Description of Common Stock"), Preferred Shares (see "Description of Preferred Shares"), Depositary Shares (see "Description of Depositary Shares"), or any other Capital Securities (see "Description of Capital Securities") of the Corporation and, in case of Subordinated Securities convertible into Preferred Shares or Depositary Shares, the terms of such Preferred Shares or Depositary Shares; (x) in the case of the Subordinated Securities, any terms by which the principal will be exchangeable for Capital Securities and any terms creating a fund (the "Securities Fund") pursuant to which the proceeds of sales of Capital Securities may be designated on the books of the Corporation for the payment of any of the principal of such Subordinated Securities; (xi) whether such Debt Securities are to be issuable as Bearer Securities and/or Registered Securities and, if issuable as Bearer Securities, the terms upon which any Bearer Securities may be exchanged for Registered Securities; (xii) whether such Debt Securities are to be issued in the form of one or more temporary or permanent Global Securities and, if so, the identity of the depositary for such Global Security or

Securities; (xiii) if a temporary global Debt Security is to be issued with respect to such series, the extent to which, and the manner in which, any interest thereon payable on an interest payment date prior to the issuance of a permanent Global Security or definitive Bearer Securities will be credited to the accounts of the persons entitled thereto on such interest payment date;
(xiv) if a temporary Global Security is to be issued with respect to such series, the terms upon which interests in such temporary Global Security may be exchanged for interests in a permanent Global Security or for definitive Debt Securities of the series and the terms upon which interests in a permanent Global Security, if any, may be exchanged for definitive Debt Securities of the series; (xv) any additional restrictive covenants included for the benefit of Holders of such Debt Securities; (xvi) any additional Events of Default provided with respect to such Debt Securities; (xvii) information with respect to book-entry procedures, if any; (xviii) whether the Debt Securities will be repayable at the option of the Holder in the event of a change in control of the Corporation; (xix) any other material terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture; and (xx) the material terms of any securities being offered together with or separately from the Debt Securities. Such Prospectus Supplement will also describe any special provisions for the payment of additional amounts with respect to the Debt Securities and certain United States federal income tax consequences and other special considerations applicable to such series of Debt Securities. If a Debt Security is denominated in a foreign currency, such Debt Security may not trade on a U.S. national securities exchange unless and until the Commission has approved appropriate rule changes pursuant to the Act to accommodate the trading of such Debt Security.

FORM, EXCHANGE, REGISTRATION AND TRANSFER

  Debt Securities of a series may be issuable in definitive form solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Unless otherwise indicated in the Prospectus Supplement, Bearer Securities other than Bearer Securities in temporary or permanent global form will have interest coupons attached. (Section 201) Each Indenture also provides that Bearer Securities or Registered Securities of a series may be issuable in permanent global form. (Section 203) See "Permanent Global Securities."

  Registered Securities of any series will be exchangeable for other Registered Securities of the same series of authorized denominations and of a like aggregate principal amount, tenor and terms. In addition, if Debt Securities of any series are issuable as both Registered Securities and Bearer Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount, tenor and terms. Bearer Securities surrendered in exchange for Registered Securities between the close of business on a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Section 305) Each Bearer Security, other than a temporary global Bearer Security, and each interest coupon will bear the following legend: "Any United States Person who holds this obligation will be subject to limitations under the United States federal income tax laws including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

  Debt Securities may be presented for exchange as provided above, and Registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a satisfactory written instrument of transfer), at the office of the Security Registrar or at the office of any transfer agent designated by the Corporation for such purpose with respect to such series of Debt Securities, without service charge and upon payment of any taxes and other governmental charges. (Section 305) If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Security Registrar) initially designated by the Corporation with respect to any series of Debt Securities, the Corporation may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent (or Security Registrar) acts, except that, if Debt Securities of a series are issuable solely as Registered Securities, the Corporation will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Corporation will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment for such series located outside the United States. The Corporation may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

  The Corporation shall not be required (i) to issue, register the transfer of or exchange Debt Securities of any particular series to be redeemed or exchanged for Capital Securities for a period of 15 days preceding the first publication of the relevant notice of redemption or, if Registered Securities are outstanding and there is no publication, the mailing of the relevant notice of redemption, (ii) to register the transfer of or exchange any Registered Security so selected for redemption or exchange in whole or in part, except the unredeemed or unexchanged portion of any Registered Security being redeemed or exchanged in part, or (iii) to exchange any Bearer Security so selected for redemption or exchange except that such a Bearer Security may be exchanged for a Registered Security of like tenor and terms of that series, provided that such Registered Security shall be surrendered for redemption or exchange. (Section 305) Additional information regarding restrictions on the issuance, exchange and transfer of, and special United States federal income tax considerations relating to, Bearer Securities will be set forth in the applicable Prospectus Supplement.

TEMPORARY GLOBAL SECURITIES

  If so specified in the applicable Prospectus Supplement, all or any portion of the Debt Securities of a series which are issuable as Bearer Securities will initially be represented by one or more temporary Global Securities, without interest coupons, to be deposited with a common depositary in London for Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear") and Cedel S.A. ("Cedel") for credit to designated accounts. On and after the date determined as provided in any such temporary Global Security and described in the applicable Prospectus Supplement, but within a reasonable time, each such temporary Global Security will be exchangeable for definitive Bearer Securities, definitive Registered Securities or all or a portion of a permanent global Bearer Security, or any combination thereof, as specified in such Prospectus Supplement. No definitive Bearer Security or permanent global Bearer Security delivered in exchange for a portion of a temporary Global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange.

  Additional information regarding restrictions on and special United States federal income tax consequences relating to temporary Global Securities will be set forth in the Prospectus Supplement relating thereto.

PERMANENT GLOBAL SECURITIES

  If any Debt Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent Global Security may exchange such interests for Debt Securities of such series and of like tenor and principal amount of any authorized form and denomination. Principal of and any premium and interest on a permanent Global Security will be payable in the manner described in the Prospectus Supplement relating thereto.

PAYMENTS AND PAYING AGENTS

  Unless otherwise indicated in the applicable Prospectus Supplement, payments of principal of and premium, if any, and interest, if any, on Bearer Securities will be payable in the currency designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Corporation may appoint from time to time. Unless otherwise provided in the Prospectus Supplement, such payments may be made, at the option of the Holder, by a check in the designated currency or by transfer to an account in the designated currency maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on Bearer Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date to a paying agent outside the United States. (Section
1001) No payment with respect to any Bearer Security will be made at any office or paying agency maintained by the Corporation in the United States nor will any such payment be made by transfer to an account, or by mail to an address, in the United States. Notwithstanding the foregoing, payments of principal of and premium, if any, and interest, if any, on Bearer Securities denominated and payable in U.S. dollars will be made in U.S. dollars at an office or agency of, and designated by, the Corporation located in the United States, if payment of the full amount thereof in U.S. dollars at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, and the Trustee receives an opinion of counsel that such payment within the United States is legal. (Section 1002) As used in this Prospectus, "United States" means the United States of America (including the States and the District of Columbia) and its possessions including Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island and the Northern Marianas Islands.

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of and premium, if any, and interest, if any, on a Registered Security will be payable in the currency designated in the Prospectus Supplement, and interest will be payable at the office of such paying agent or paying agents as the Corporation may appoint from time to time, except that at the option of the Corporation payment of any interest may be made by a check in such currency mailed to the Holder at such Holder's registered address or by wire transfer to an account in such currency designated by such Holder in writing not less than ten days prior to the date of such payment. Unless otherwise indicated in the applicable Prospectus Supplement, payment of any instalment of interest on a Registered Security will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such payments. (Section 307) Unless otherwise indicated in the applicable Prospectus Supplement, principal payable at maturity will be paid to the registered holder upon surrender of the Registered Security at the office of a duly appointed paying agent.

  The paying agents outside the United States initially appointed by the Corporation for a series of Debt Securities will be named in the applicable Prospectus Supplement. The Corporation may terminate the appointment of any of the paying agents from time to time, except that the Corporation will maintain at least one paying agent outside the United States so long as any Bearer Securities are outstanding where Bearer Securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of Debt Securities is listed on The Stock Exchange of the United Kingdom and the Republic of Ireland or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, the Corporation will maintain a paying agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for such series of Debt Securities. (Section 1002)

  All moneys paid by the Corporation to a paying agent for the payment of principal of or premium, if any, or interest, if any, on any Debt Security that remains unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will, at request of the Corporation, be repaid to the Corporation, and the Holder of such Debt Security or any coupon appertaining thereto will thereafter look only to the Corporation for payment thereof. (Section 1003)

COVENANTS CONTAINED IN INDENTURES

  The Senior Indenture provides that the Corporation (a) will not sell, transfer, or otherwise dispose of any shares of Voting Stock of Bank of America or permit Bank of America to issue, sell, or otherwise dispose of any shares of its Voting Stock unless Bank of America remains a Controlled Subsidiary, and
(b) will not permit Bank of America to (i) merge or consolidate unless the surviving corporation is a Controlled Subsidiary or (ii) convey or transfer its properties and assets substantially as an entirety to any person, except to a Controlled Subsidiary. (Section 1005 of the Senior Indenture) "Controlled Subsidiary" means any corporation more than 80% of the outstanding shares of "Voting Stock" (except for directors' qualifying shares) of which is at the time owned directly by the Corporation. With the consent of the Holders of at least a majority in principal amount of the outstanding Senior Securities of each series issued under the Senior Indenture, such definition in the Senior Indenture may be modified so as to reduce the required percentage of ownership from 80% to a majority. (Section 902 of the Senior Indenture) The term "Voting Stock" of Bank of America refers to stock of any class or classes, however designated, having ordinary voting power for the election of a majority of the Board of Directors of Bank of America, other than stock having such power only by reason of the happening of a contingency. (Section 101 of the Senior Indenture)

  The Senior Indenture also prohibits the Corporation from creating, assuming, incurring or suffering to exist, as security for indebtedness for borrowed money, any mortgage, pledge, encumbrance or lien or charge of any kind upon the Voting Stock of Bank of America (other than directors' qualifying shares) without effectively providing that the Senior Securities shall be secured equally and ratably with (or prior to) such indebtedness; provided, however, that the Corporation may create, assume, incur or suffer to exist any such mortgage, pledge, encumbrance or lien or charge without regard to the foregoing provisions so long as after giving effect thereto, the Corporation will own at least 80% of the Voting Stock of Bank of America then issued and outstanding, free and clear of any such mortgage, pledge, encumbrance or lien or charge. (Section 1004 of the Senior Indenture)

  The Subordinated Indenture does not contain any of the foregoing covenants.

  The Corporation is not restricted by the Indentures from incurring, assuming or becoming liable for any type of debt or other obligations, from creating liens on its property (other than, in the case of the Senior Indenture, the Voting Stock of Bank of America as described above) for any purposes or from paying dividends or making distributions on its capital stock or purchasing or redeeming its capital stock. The Indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indentures do not contain any provision which would require the Corporation to repurchase or redeem or otherwise modify the terms of any of its Debt Securities upon a change in control or other events involving the Corporation which may adversely affect the creditworthiness of the Debt Securities.

MODIFICATION AND WAIVER

  Except as to the definition of Controlled Subsidiary in the Senior Indenture and certain other modifications and amendments not adverse to Holders of Debt Securities, modifications and amendments of and waivers of compliance with certain restrictive provisions under each Indenture may be made only with the consent of the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of each series thereunder affected by such modification, amendment or waiver; provided that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security or coupon affected thereby: (i) change the Stated Maturity of the principal or any instalment of principal or any instalment of interest, if any;
(ii) reduce the amount of principal or interest, if any, thereon, or any premium payable upon redemption or repayment thereof or in the case of an Original Issue Discount Security the amount of principal payable upon acceleration of the Maturity thereof; (iii) change the place of payment or the currency in which principal or interest, if any, is payable; (iv) impair the right to institute suit for the enforcement of any payment of the principal, premium, if any, and interest, if any, or adversely affect the right of repayment, if any, at the option of the Holder;
(v) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the applicable Indenture or for waiver of compliance with certain provisions of the applicable Indenture or for waiver of certain defaults; (vi) reduce the requirements contained in the applicable Indenture for quorum or voting; (vii) in the case of Subordinated Securities exchangeable for Capital Securities, impair any right to the delivery of Capital Securities in exchange for such Subordinated Securities or the right to institute suit for the enforcement of any such delivery or, in the case of Subordinated Securities convertible into Common Stock, impair any right to convert such Subordinated Securities; or (viii) modify any of the above provisions. (Section 902)

  Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series issued thereunder if Debt Securities of that series are issuable in whole or in part as Bearer Securities. (Section 1401 of the Senior Indenture, Section 1601 of the Subordinated Indenture) A meeting may be called at any time by the Trustee for such Debt Securities, or upon the request of the Corporation or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with the Indenture with respect thereto. (Section 1402 of the Senior Indenture, Section 1602 of the Subordinated Indenture) Except as limited by the proviso in the preceding paragraph, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, any resolution with respect to any consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series issued under an Indenture may be adopted at a meeting or an adjourned meeting at which a quorum is present only by the affirmative vote of the Holders of not less than 66 2/3% in principal amount of such Outstanding Debt Securities of that series; and provided further, that, any resolution with respect to any demand, consent, waiver or other action which may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series issued under an Indenture may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. (Section 1404 of the Senior Indenture, Section 1604 of the Subordinated Indenture)

  Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture with respect thereto will be binding on all Holders of Debt Securities of that series and the related coupons issued under that Indenture. The quorum at any meeting of Holders of a series of Debt Securities called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of such series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than 66 2/3% in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing 66 2/3% in principal amount of the Outstanding Debt Securities of such series issued under that Indenture will constitute a quorum. (Section 1404 of the Senior Indenture, Section 1604 of the Subordinated Indenture)

EVENTS OF DEFAULT

  Unless otherwise provided in the applicable Prospectus Supplement, any series of Senior Securities issued under the Senior Indenture will provide that the following shall constitute Events of Default with respect to such series: (i) default in payment of principal of or premium, if any, on any Senior Security of such series when due; (ii) default for 30 days in payment of interest, if any, on any Senior Security of such series or related coupon, if any, when due;
(iii) default in the deposit of any sinking fund payment on any Senior Security of such series when due; (iv) default in the performance of any other covenant in such Indenture, continued for 90 days after written notice thereof by the Trustee thereunder or the Holders of at least 25% in principal amount of the Outstanding Senior Securities of such series issued under that Indenture; (v) default for 60 days after notice in respect of any indebtedness for borrowed money of the Corporation in excess of $25,000,000, which default constitutes a failure to pay at maturity or as a result of which such indebtedness shall be declared due and payable prior to maturity; and (vi) certain events of bankruptcy, insolvency or reorganization of the Corporation or Bank of America. (Section 501 of the Senior Indenture)

  Unless otherwise provided in the applicable Prospectus Supplement, any series of Subordinated Securities issued under the Subordinated Indenture will provide that the only Event of Default will be certain events of bankruptcy of the Corporation. (Section 501 of the Subordinated Indenture) Unless specifically stated in the applicable Prospectus Supplement for a particular series of Subordinated Securities, there is no right of acceleration of the payment of principal of the Subordinated Securities upon a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant or agreement in the Subordinated Securities or Subordinated Indenture. In the event of a default in the payment of principal, premium, if any, or interest, if any, or the performance of any covenant (including, if applicable, any covenant to deliver any Capital Securities required to be delivered or any covenant to sell Capital Securities in a Secondary Offering) or agreement in the Subordinated Securities or Subordinated Indenture, the Trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce payment of such principal, premium, if any, or interest, if any, or to obtain the performance of such covenant or agreement or any other proper remedy, including, in the case of the failure to deliver Capital Securities, a proceeding to collect money equal to the principal amount of any Subordinated Securities for which Capital Securities were to be exchanged. (Section 503 of the Subordinated Indenture)

  The Corporation is required to file with each Trustee annually an Officers' Certificate as to the existence of any default in the performance and observance of any of the terms, provisions and conditions of the applicable Indenture. (Section 1007 of the Senior Indenture, Section 1004 of the Subordinated Indenture) Each Indenture provides that if an Event of Default specified therein shall occur and be continuing with respect to any series of Debt Securities, either the Trustee thereunder or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series may declare the principal of all the Debt Securities of such series (or in the case of Original Issue Discount Series, such portion of the principal amount thereof as may be specified in the terms thereof) and all accrued but unpaid interest thereon to be due and payable. (Section 502) In certain cases, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of any such series and any related coupons, waive any past default or Event of Default except a default
(i) in payment of the principal of or premium, if any, or interest, if any, on any of the Debt Securities of such series or (ii) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series or coupon affected. (Section 513)

  Each Indenture contains a provision entitling the Trustee thereunder, subject to the duty of such Trustee during default to act with the required standard of care, to be indemnified by the Holders of the Debt Securities of any series thereunder or any related coupons before proceeding to exercise any right or power under such Indenture with respect to such series at the request of such Holders. (Section 603) Each Indenture provides that no Holder of any Debt Securities of any series thereunder or any related coupons may institute any proceeding, judicial or otherwise, to enforce such Indenture except in the case of failure of the Trustee thereunder, for 60 days, to act after it is given notice of default, a request to enforce such Indenture by the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series and an offer of reasonable indemnity. (Section 507) This provision will not prevent any Holder of Debt Securities or any related coupons from enforcing payment of the principal thereof and premium, if any, and interest, if any, thereon at the respective due dates thereof. (Section 508) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series issued under an Indenture may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee for such Debt Securities or exercising any trust or power conferred on it with respect to the Debt Securities of such series. However, such Trustee may refuse to follow any direction that conflicts with law or the Indenture under which it serves or which it determines in good faith would be unjustly prejudicial to Holders not joining therein. (Section 512)

  Each Indenture provides that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to any series of Debt Securities thereunder known to it, give to the Holders of Debt Securities of such series notice of such default if not cured or waived, but, except in the case of a default in the payment of principal of or premium, if any, or interest, if any, on any Debt Securities of such series or any related coupons or in the payment of any sinking fund instalment with respect to Debt Securities of such series or in the exchange of Capital Securities for Debt Securities of such series, the Trustee for such Debt Securities shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the Holders of such Debt Securities. (Section 602)

DEFEASANCE

  The Corporation may terminate certain of its obligations under each Indenture with respect to the Debt Securities of any series thereunder, including its obligations to comply with the covenants described under the heading "Covenants Contained in Indentures" above, with respect to such Debt Securities, on the terms and subject to the conditions contained in such Indentures, by depositing in trust with the Trustee money and/or, to the extent such Debt Securities are denominated and payable in U.S. dollars only, Eligible Instruments which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal and premium, if any, and interest, if any, on such Debt Securities, and any mandatory sinking fund, repayment or analogous payments thereon, on the scheduled due dates therefor. Such deposit and termination is conditioned upon the Corporation's delivery of an opinion of counsel that the Holders of such Debt Securities will have no federal income tax consequences as a result of such deposit and termination. Such termination will not relieve the Corporation of its obligation to pay when due the principal of or interest on such Debt Securities if such Debt Securities of such series are not paid from the money or Eligible Instruments held by the Trustee for the payment thereof. (Section 401) The applicable Prospectus Supplement may further describe the provisions, if any, permitting or restricting such defeasance with respect to the Debt Securities of a particular series.

SUBORDINATION

  The Subordinated Securities shall be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Debt (as defined below) of the Corporation. In the event that the Corporation shall default in the payment of any principal, premium, if any, or interest, if any, on any Senior Debt when the same becomes due and payable, whether at Maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property, securities, by set-off or otherwise) shall be made or agreed to be made for principal, premium, if any, or interest, if any, on the Subordinated Securities, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the Subordinated Securities. (Section 1801 of the Subordinated Indenture) "Senior Debt" means any obligation of the Corporation to its creditors, whether now outstanding or subsequently incurred, other than
(i) any obligation as to which, in the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, it is provided that such obligation is not Senior Debt and (ii) the Subordinated Securities. (Section 101 of the Subordinated Indenture) As of March 31, 1994, the Corporation (the Parent) had approximately $10.4 billion of Senior Debt outstanding.

  In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Corporation, its creditors or its property, (ii) any proceeding for the liquidation, dissolution or other winding up of the Corporation, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by the Corporation for the benefit of creditors or (iv) any other marshalling of the assets of the Corporation, all Senior Debt (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the principal of or premium, if any, or interest, if any, on the Subordinated Securities. In such event, any payment or distribution on account of the principal of or premium, if any, or interest, if any, on the Subordinated Securities, whether in cash, securities or other property (other than securities of the Corporation or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Securities, to the payment of all Senior Debt at the time outstanding, and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Securities shall be paid or delivered directly to the holders of Senior Debt in accordance with the priorities then existing among such holders until all Senior Debt (including any interest thereon accruing after the commencement of any such proceedings) shall have been paid in full. (Section 1801 of the Subordinated Indenture)

  In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Debt, the Holders of Subordinated Securities, together with the holders of any obligations of the Corporation ranking on a parity with the Subordinated Securities, shall be entitled to be paid from the remaining assets of the Corporation the amounts at the time due and owing on account of unpaid principal of and premium, if any, and interest, if any, on the Subordinated Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, shall be made on account of any capital stock or obligations of the Corporation ranking junior to the Subordinated Securities and such other obligations. If any payment or distribution on account of the principal of or interest on the Subordinated Securities of any character or any security, whether in cash, securities or other property (other than securities of the Corporation or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in the subordination provisions with respect to the Subordinated Securities, to the payment of all Senior Debt at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment) shall be received by any Holder of any Subordinated Securities in contravention of any of the terms hereof and before all the Senior Debt shall have been paid in full, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Debt at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all such Senior Debt in full. (Section 1801 of the Subordinated Indenture) By reason of such subordination, in the event of the insolvency of the Corporation, holders of Senior Debt may receive more, ratably, and holders of the Subordinated Securities having a claim pursuant to such securities may receive less, ratably, than the other creditors of the Corporation. Such subordination will not prevent the occurrence of any Event of Default in respect of the Subordinated Securities.

  The Subordinated Indenture may be modified or amended as provided under "Modification and Waiver" above, provided that no such modification or amendment may, without the consent of the holders of all Senior Debt outstanding, modify any of the provisions of the Subordinated Indenture relating to the subordination of the Subordinated Securities and any related coupons in a manner adverse to such holders. (Section 902 of the Subordinated Indenture)

CONVERSION OF SUBORDINATED CONVERTIBLE SECURITIES

  The Holders of Subordinated Securities of a specified series that are convertible into Common Stock, Preferred Shares or Depositary Shares of the Corporation ("Subordinated Convertible

Securities") will be entitled at certain times specified in the applicable Prospectus Supplement, subject to prior redemption, repayment or repurchase, to convert any Subordinated Convertible Securities of such series (in denominations set forth in the applicable Prospectus Supplement) into Common Stock, Preferred Shares or Depositary Shares, as the case may be, at the conversion price set forth in the applicable Prospectus Supplement, subject to adjustment as described below and in the applicable Prospectus Supplement. Except as described below, no adjustment will be made on conversion of any Subordinated Convertible Securities for interest accrued thereon or for dividends on any Common Stock, Preferred Shares or Depositary Shares issued. (Section 1903 of the Subordinated Indenture) If any Subordinated Convertible Securities not called for redemption are converted between a Regular Record Date for the payment of interest and the next succeeding Interest Payment Date, such Subordinated Convertible Securities must be accompanied by funds equal to the interest payable on such succeeding Interest Payment Date on the principal amount so converted. (Section 1903 of the Subordinated Indenture) The Corporation is not required to issue fractional shares of Common Stock upon conversion of Subordinated Convertible Securities that are convertible into Common Stock and, in lieu thereof, will pay a cash adjustment based upon the Closing Price (as defined in the Subordinated Indenture) of the Common Stock on the last business day prior to the date of conversion. (Section 1904 of the Subordinated Indenture) In the case of Subordinated Convertible Securities called for redemption, conversion rights will expire at the close of business on the redemption date. (Section 1902 of the Subordinated Indenture)

  Unless otherwise indicated in the applicable Prospectus Supplement, the conversion price for Subordinated Convertible Securities that are convertible into Common Stock is subject to adjustment under formulas set forth in the Subordinated Indenture in certain events, including: the issuance of the Corporation's capital stock as a dividend or distribution on the Common Stock; subdivisions and combinations of the Common Stock; the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Subordinated Indenture); and the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Corporation (excluding certain cash dividends and distributions described in the next paragraph) or rights or warrants (excluding those referred to above). (Section 1906 of the Subordinated Indenture) In the event that the Corporation shall distribute any rights or warrants to acquire capital stock ("Capital Stock Rights") pursuant to which separate certificates representing such Capital Stock Rights will be distributed subsequent to the initial distribution of such Capital Stock Rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of Subordinated Convertible Securities), such subsequent distribution shall be deemed to be the distribution of such Capital Stock Rights; provided that the Corporation may, in lieu of making any adjustment in the conversion price upon a distribution of separate certificates representing such Capital Stock Rights, make proper provision so that each Holder of such a Subordinated Convertible Security who converts such Subordinated Convertible Security (or any portion thereof) (a) before the record date for such distribution of separate certificates shall be entitled to receive upon such conversion shares of Common Stock issued with Capital Stock Rights and (b) after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights shall be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon such conversion, the same number of such Capital Stock Rights as would a holder of the number of shares of Common Stock that such Subordinated Convertible Security so converted would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such Subordinated Convertible Security were converted immediately prior to the record date for such distribution. Common Stock owned by or held for the account of the Corporation or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

  No adjustment in the conversion price of Subordinated Convertible Securities that are convertible into Common Stock will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment in the conversion price of Subordinated Convertible Securities that are convertible into Common Stock will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect, provided, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Notwithstanding any of the foregoing, neither the issuance of Common Stock under the Corporation's Shareholder Investment Plan or any successor plans providing for the purchase of shares of Common Stock by the Corporation's stockholders or employees at a price not less than 90% of the "average market price" during the "pricing period," as such terms, or equivalent terms, are defined in, and as calculated pursuant to, such plans from time to time, nor the granting or exercise of any rights thereunder, shall require an adjustment to the conversion price of Subordinated Convertible Securities that are convertible into Common Stock. The Corporation reserves the right to make such reductions in the conversion price in addition to those required in the foregoing provisions as the Corporation in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Corporation to its stockholders shall not be taxable. (Section 1906 of the Subordinated Indenture) Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase any of the foregoing.

  In the case of (i) a reclassification or change of the Common Stock, (ii) a consolidation or merger involving the Corporation or (iii) a sale or conveyance to another corporation of the property and assets of the Corporation as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the Holders of the Subordinated Convertible Securities then outstanding that are convertible into Common Stock will be entitled thereafter to convert such Subordinated Convertible Securities into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such Subordinated Convertible Securities been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. (Section 1907 of the Subordinated Indenture)

  In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the conversion price of Subordinated Convertible Securities that are convertible into Common Stock, the Holders of such Subordinated Convertible Securities may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock or such Subordinated Convertible Securities.

INFORMATION CONCERNING THE TRUSTEES

  The Senior Trustee serves as successor trustee under two indentures for Senior Debt pursuant to which certain debentures and notes of the Corporation are outstanding. Bank of America also maintains a deposit account and conducts other banking transactions with First Bank Systems, Inc., an affiliate of the Senior Trustee.

  The Subordinated Trustee serves as trustee under three indentures for subordinated debt pursuant to which certain debentures and notes of the Corporation are outstanding, as transfer agent and registrar for the Corporation's outstanding common and preferred stock, as depositary for certain of the Corporation's preferred stock issues and as Rights Agent under the Corporation's Rights Agreement, described in "Description of Common Stock-- Rights Agreement," below. Chemical Bank, an affiliate of the Subordinated Trustee, also serves as trustee under two indentures for subordinated debt of the Corporation. In addition, Bank of America and certain of its affiliates maintain deposit accounts and/or conduct other banking transactions with Chemical Bank.

  The Trustees may, from time to time, make loans to the Corporation and perform other services for the Corporation in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act) the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify debt holders to this effect and any debt holder who has been a bona fide holder for at least six months may petition a court to remove the trustee and to appoint a successor trustee.

                       DESCRIPTION OF CAPITAL SECURITIES

  The following description of Capital Securities is included in this Prospectus because a Prospectus Supplement may provide that Capital Securities will be issuable in exchange for a series of mandatory convertible Subordinated Securities or upon conversion of a series of mandatory convertible Preferred Shares. Whenever Capital Securities are exchangeable for Subordinated Securities, the Corporation will be obligated to deliver Capital Securities with a Market Value (as defined below) equal to the principal amount of such Subordinated Securities. In addition, the Corporation will unconditionally undertake to sell the Capital Securities in a sale (the "Secondary Offering") on behalf of any Holders who elect to receive cash for the Capital Securities. The Corporation will bear all expenses of the Secondary Offering, including underwriting discounts and commissions. However, there is no assurance that there will be a market for the Capital Securities when issued or at any time thereafter. If the Corporation fails to deliver any Capital Securities when required to be delivered, the Trustee may institute judicial proceedings for
(i) specific performance, (ii) money equal to the principal amount of the Subordinated Securities for which Capital Securities were to be exchanged or
(iii) any other proper remedy. (Section 503 of the Subordinated Indenture) If the Corporation fails to effect the Secondary Offering, it will deliver to the Holders Capital Securities, and not cash, upon exchange of the Subordinated Securities. In such event, the Corporation will have no specifically enforceable obligation to effect the Secondary Offering, but will not be relieved of any liability for money damages it would have for breach of its obligation to effect a Secondary Offering of sufficient amounts of Capital Securities. The "Market Value" of any Capital Securities means their sale price in the Secondary Offering. If the Corporation does not effect the Secondary Offering, the Market Value of such Capital Securities shall be their fair value when exchanged as determined by three independent nationally recognized investment banking firms selected by the Corporation.

  Whenever Preferred Shares are mandatorily convertible into Capital Securities, the Corporation will be obligated to deliver Capital Securities in an amount either based upon a conversion price or with a required conversion value. The conversion value will be determined by then market prices, by an auction or bidding procedure or by such other method as set forth in the applicable Prospectus Supplement.

  The staff of the Commission has advised that Rules 13e-4 and 14e-1 of the Commission's rules and regulations under the Act relating to tender offers by issuers, as currently in effect and interpreted, would be applicable to the exchange of Capital Securities for Subordinated Securities of any series and the Secondary Offering. If, at the time of the exchange of Capital Securities for Subordinated Securities of any series and the Secondary Offering, Rule 13e-4 or Rule 14e-1 (or any successor rule or rules) applies to such transactions, the Corporation will comply with such rule (or any successor rule or rules) and will afford holders of such Subordinated Securities all rights and will make all filings required by such rule (or successor rule or rules). Rule 13e-4 and Rule 14e-1 may also be deemed to apply to mandatorily convertible Preferred Shares.

  The Capital Securities may consist of Common Stock, Perpetual Preferred Stock (as defined below) or other capital securities of the Corporation acceptable to its primary federal regulator. All Capital Securities which will be exchangeable for Subordinated Securities or issuable upon conversion of Preferred Shares will, upon issuance, be duly authorized, validly issued and, if applicable, fully paid and nonassessable. The Common Stock of the Corporation is described below under "Description of Common Stock."

  The Corporation may select any preferred stock or depositary shares representing preferred stock ("Perpetual Preferred Stock") that is not mandatorily, or at the option of the holder, redeemable or repayable, otherwise than in shares of Common Stock or Perpetual Preferred Stock of another class or series or with the proceeds of the sale of Common Stock or Perpetual Preferred Stock, as Capital Securities to be exchanged for Subordinated Securities or issued upon conversion of Preferred Shares. Any shares of Perpetual Preferred Stock to be so issued will have such designations, preferences, dividend and other rights, qualifications, limitations and restrictions as may be determined by the Corporation and approved by the Board of Directors. A general description of the preferred stock of the Corporation is set forth below under "Description of Preferred Shares--Outstanding Preferred Stock."

  The Corporation may also select any other securities to be exchanged for Subordinated Securities or issued upon conversion of Preferred Shares which qualify at the time of exchange or conversion as Capital Securities as determined by the Corporation's primary federal regulator. Such other Capital Securities will have such terms as may be determined by the Corporation.

                        DESCRIPTION OF PREFERRED SHARES

  The following description of the terms of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. Particular terms of the Preferred Shares offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Preferred Shares so offered will be described in the Prospectus Supplement relating to such Preferred Shares. The description of certain provisions of the Preferred Shares set forth below and in the Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designations relating to the particular series of Preferred Shares, which will be filed with the Commission at or prior to the time of the sale of such Preferred Shares.

GENERAL

  Under the Corporation's Certificate of Incorporation, the Board of Directors of the Corporation is authorized without further stockholder action to adopt resolutions providing for the issuance of up to 70,000,000 shares of preferred stock, without par value, in one or more series, with such voting powers, full or limited, and with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions, as may be determined by the Board of Directors. As of the date of this Prospectus, the Corporation has eleven series of preferred stock outstanding, which are described below under "--Outstanding Preferred Stock."

  The Preferred Shares shall have the dividend, liquidation, redemption and voting rights and, if applicable, conversion rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of Preferred Shares. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Shares offered thereby for specific terms, including, where applicable: (i) the title and stated value of such Preferred Shares; (ii) the price at which such Preferred Shares will be issued; (iii) the dividend rates and dates on which dividends shall be payable, as well as the dates from which dividends shall commence to cumulate; (iv) any dates on which such Preferred Shares will be subject to redemption and the redemption prices; (v) any mandatory redemption or sinking fund provisions; (vi) any rights on the part of the holder to convert such Preferred Shares into shares of Common Stock; (vii) any provisions for the mandatory conversion of such Preferred Shares into Capital Securities; (viii) any additional dividend, liquidation, redemption, sinking fund, voting and other rights, preferences, privileges, limitations and restrictions; (ix) whether interests in the Preferred Shares will be represented by Depositary Shares; and (x) the material terms of any securities being offered together with or separately from such Preferred Shares.

  The Preferred Shares will be fully paid and nonassessable, and for each share issued, a sum equal to the stated value will be credited to the Corporation's preferred stock account. The Preferred Shares will rank on a parity in all respects with the outstanding preferred stock of the Corporation. See "-- Outstanding Preferred Stock," below.

DIVIDENDS

  Holders of Preferred Shares will be entitled to receive quarterly cash dividends, when and as declared by the Board of Directors of the Corporation, out of funds of the Corporation legally available for payment, at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each dividend will be payable to holders of record as they appear on the stock books of the Corporation on the record date fixed by the Board of Directors of the Corporation. Dividends will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If, for any dividend period or periods, full cumulative dividends on any shares of preferred stock have not been paid or declared and set apart for payment or the Corporation is in default or in arrears with respect to any sinking fund or other arrangement for the purchase or redemption of any shares of preferred stock, the Corporation may not declare any dividends on, or make any payment on account of the purchase, redemption or other retirement of, its Common Stock or any other stock of the Corporation ranking as to dividends or distribution of assets junior to the preferred stock. If dividends on Preferred Shares are in arrears, and there shall be outstanding shares of any other series of preferred stock ranking on a parity as to dividends with the Preferred Shares, the Corporation, in making any dividend payment on account of such arrears, is required to make payments ratably upon all outstanding Preferred Shares and shares of such other series of preferred stock in proportion to the respective amounts of dividends in arrears on such Preferred Shares and shares of such other series of preferred stock. See "BankAmerica Corporation" for a description of certain legal restrictions placed on Bank of America, SFNB and the Corporation's other depository subsidiaries regarding providing funds to the Corporation.

LIQUIDATION RIGHTS

  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Preferred Shares will be entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock, liquidating distributions in the amount of the liquidation price per share (as set forth in the applicable Prospectus Supplement) plus all accrued and unpaid dividends. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Preferred Shares and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Preferred Shares are not paid in full, the holders of the Preferred Shares and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Preferred Shares will not be entitled to any further participation in any distribution of assets by the Corporation. A consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

REDEMPTION

  The Preferred Shares will be redeemable in whole or in part, at the option of the Corporation, at the times and at the redemption prices set forth in the applicable Prospectus Supplement.

  The Corporation may not purchase or redeem any of the outstanding shares of any series of Preferred Shares unless full cumulative dividends have been paid or declared and set apart for payment upon all outstanding shares of any series of preferred stock for all past dividend periods, and unless all matured obligations of the Corporation with respect to all sinking funds, retirement funds or purchase funds for all series of preferred stock then outstanding have been met.

  In addition, under current regulations, in order to qualify as Tier I capital, a series of Preferred Shares may not be redeemed at the Corporation's option without the prior approval of the Federal Reserve Board. The Corporation expects that, ordinarily, the Federal Reserve would permit such a redemption if the shares are redeemed with the proceeds of, or replaced by, a like amount of a similar or higher quality capital instrument and if the Corporation's capital position is considered fully adequate by the Federal Reserve.

VOTING RIGHTS

  Except as indicated below or in the applicable Prospectus Supplement, or except as expressly required by applicable law, the holders of the Preferred Shares will not be entitled to vote.

  If the equivalent of six quarterly dividends payable on any series of the Preferred Shares or any other series of preferred stock are in default (whether or not declared or consecutive), the holders of all outstanding series of preferred stock, voting as a single class without regard to series, will be entitled to elect two directors until all dividends in default have been paid or declared and set apart for payment.

  The affirmative vote of the holders of at least two-thirds of the outstanding shares of the Preferred Shares and any other series of preferred stock, voting as a single class without regard to series, will be required (i) for any amendment of the Corporation's Certificate of Incorporation (or any certificate supplemental thereto providing for the capital stock of the Corporation) or By-laws that will materially and adversely change the preferences, privileges, rights or powers of the preferred stock, but, in any case in which one or more, but not all, series of preferred stock would be so affected as to their preferences, privileges, rights or powers, only the consent of holders of at least two-thirds of the shares of each series that would be so affected, voting separately as a class, shall be required or (ii) to issue any class of stock that shall have preference as to payment of dividends or distribution of assets over any outstanding series of preferred stock.

  All stockholder action must be taken at a meeting. Stockholder action by written consent is not permitted.

  The Corporation's Certificate of Incorporation may be amended to increase the number of authorized shares of the preferred stock without the vote of the holders of outstanding Preferred Shares.

CONVERSION RIGHTS

  The Prospectus Supplement for any series of Preferred Shares will state whether shares in that series are convertible into Common Stock. See "Description of Common Stock," below. Unless otherwise provided in the applicable Prospectus Supplement, if a series of Preferred Shares is convertible into shares of Common Stock ("Convertible Preferred Shares"), holders of such Convertible Preferred Shares will have the right, at their option and at any time, to convert any of such Convertible Preferred Shares, initially at the conversion rate set forth in the Prospectus Supplement relating to such Convertible Preferred Shares, provided that if such series of Convertible Preferred Shares is called for redemption, the conversion rights pertaining thereto will terminate at the close of business on the date fixed for redemption. No fractional share or scrip representing a fractional share will be issued upon conversion of the Convertible Preferred Shares, but if such conversion results in a fraction, an equivalent amount will be paid in cash by the Corporation, based on the Closing Price, as defined in the Certificate of Designations for such series of Convertible Preferred Shares, of the Corporation's Common Stock on the business day immediately preceding the day on which the Convertible Preferred Shares are converted. No payment or adjustment shall be made upon conversion of the Convertible Preferred Shares in respect of dividends accrued and unpaid to the date of conversion or in respect of any dividends on the Common Stock issued upon such conversion.

  Unless otherwise indicated in the applicable Prospectus Supplement, the conversion rate is subject to adjustment in certain events, including: (i) the issuance of the Corporation's capital stock as a dividend or distribution on the Common Stock; (ii) subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Certificate of Designations for such series of Convertible Preferred Shares); and (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Corporation (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above). In the event that the Corporation shall distribute any rights or warrants to acquire capital stock pursuant to clause (iv) above (the "Capital Stock Rights"), pursuant to which separate certificates representing such Capital Stock Rights will be distributed subsequent to the initial distribution of such Capital Stock Rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of Convertible Preferred Shares), such subsequent distribution shall be deemed to be the distribution of such Capital Stock Rights; provided that the Corporation may, in lieu of making any adjustment in the conversion rate upon a distribution of separate certificates representing such Capital Stock Rights, make proper provision so that each holder of such a Convertible Preferred Share who converts such Convertible Preferred Share (or any portion thereof) (a) before the record date for such distribution of separate certificates shall be entitled to receive upon such conversion shares of Common Stock issued with Capital Stock Rights and (b) after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights shall be entitled to receive upon such conversion, in addition to the shares of Common Stock issuable upon such conversion, the same number of such Capital Stock Rights as would a holder of the number of shares of Common Stock that such Convertible Preferred Share so converted would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such Convertible Preferred Share were converted immediately prior to the record date for such distribution. Common Stock owned by or held for the account of the Corporation or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

  No adjustment in the conversion rate will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% in the conversion rate then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Notwithstanding any of the foregoing, neither the issuance of Common Stock under the Corporation's Shareholder Investment Plan or any successor plans providing for the purchase of shares of Common Stock by the Corporation's stockholders or employees at a price not less than 90% of the "average market price" during the "pricing period," as such terms, or equivalent terms, are defined in, and as calculated pursuant to, such plans from time to time, nor the granting or exercise of any rights thereunder, shall require an adjustment to the conversion rate. The Corporation reserves the right to make such increases in the conversion rate in addition to those described in the foregoing provisions as the Corporation in its discretion shall determine to be advisable in order that certain stock-related distributions hereafter made by the Corporation to its stockholders shall not be taxable. Except as stated above, the conversion rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase any of the foregoing.

  In the case of (i) a reclassification or change of the Common Stock, (ii) a consolidation or merger involving the Corporation or (iii) a sale or conveyance to another corporation of the property and assets of the Corporation as an entirety or substantially as an entirety, in each case as a result of which holders of the Corporation's Common Stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Convertible Preferred Shares then outstanding will be entitled thereafter to convert such Convertible Preferred Shares into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such Convertible Preferred Shares been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

  If at any such time the Corporation makes a distribution of property to its shareholders that would be taxable to such shareholders as a dividend for federal income tax purposes (for example, distributions of evidences of indebtedness or assets of the Corporation, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the antidilution provisions described above, the conversion rate of the Convertible Preferred Stock is increased, such increase may be deemed to be the receipt of taxable income by Holders of the Convertible Preferred Stock.

OUTSTANDING PREFERRED STOCK

  The Preferred Shares will rank on a parity in all respects with the outstanding preferred stock (the "Preferred Stock") of the Corporation. The Common Stock of the Corporation, including the Common Stock that may be issued upon conversion of the Preferred Shares or in exchange for or upon conversion of Subordinated Debt Securities, will be subject to any prior rights of the Preferred Stock then outstanding. Therefore, the rights of the outstanding Preferred Stock, described below, and any other preferred stock that may be subsequently issued, may limit the rights of the holders of the Preferred Shares, Perpetual Preferred Stock and Common Stock of the Corporation. As of May 31, 1994, the Corporation had outstanding 5,178,000 shares of Cumulative Adjustable Preferred Stock, Series A (the "Series A Preferred"), 3,546,100 shares of Cumulative Adjustable Preferred Stock, Series B (the "Series B Preferred"), 7,250,000 shares of 9 5/8% Cumulative Preferred Stock, Series F (the "Series F Preferred"), 4,998,357 shares of 6 1/2% Cumulative Convertible Preferred Stock, Series G (the "Series G Preferred"), 11,250,000 shares of 9% Cumulative Preferred Stock, Series H (the "Series H Preferred "), 200,000 shares of 11% Preferred Stock, Series I (the "Series I Preferred"), 400,000 shares of 11% Preferred Stock, Series J (the "Series J Preferred"), 14,600,000 shares of 8 3/8% Cumulative Preferred Stock, Series K (the "Series K Preferred"), 800,000 shares of 8.16% Cumulative Preferred Stock, Series L (the "Series L Preferred"), 700,000 shares of 7 7/8% Cumulative Preferred Stock, Series M (the "Series M Preferred") and 475,000 shares of 8 1/2% Cumulative Preferred Stock, Series N (the "Series N Preferred").

  Except as required by law and described below, the holders of Preferred Stock are not entitled to vote. If the equivalent of six quarterly dividends payable on any series of the Preferred Stock are in default (whether or not declared or consecutive), the holders of all outstanding series of Preferred Stock, voting as a single class without regard to series, will be entitled to elect two directors until all dividends in default have been paid or declared and set apart for payment.

  The affirmative vote of the holders of at least two-thirds of the outstanding shares of the Preferred Stock, voting as a single class without regard to series, will be required (i) for any amendment of Certificate of Incorporation (or any certificate supplemental thereto providing for the capital stock of the Corporation) or By-laws that will materially and adversely change the preferences, privileges, rights or powers of the Preferred Stock, but in any case in which one or more, but not all, series of Preferred Stock would be so affected as to their preferences, privileges, rights or powers, only the consent of holders of at least two-thirds of the shares of each series that would be so affected, voting separately as a class, shall be required or (ii) to issue any class of stock that shall have preference as to dividends or distribution of assets over any outstanding series of Preferred Stock. In addition, the vote or consent of holders of at least two-thirds of all outstanding shares of Series I Preferred and Series J Preferred, each voting separate as a class, is required to authorize any amendment to the Corporation's Certificate of Incorporation or to any certificates supplemental thereto that would adversely affect the powers, preferences, privileges or rights of the Series I Preferred or Series J Preferred, respectively; provided, however, that any increase or decrease in the amount of authorized preferred stock or the creation and issuance of other series of preferred stock, or any increase or decrease in the amount of authorized shares or issued shares of the Series I Preferred, Series J Preferred or of any other series of Preferred Stock, in each case ranking on a parity with or junior to such series of the Series I Preferred and Series J Preferred with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the powers, preferences, privileges or rights of the Series I Preferred and Series J Preferred.

  Furthermore, the vote or consent of the holders of at least two-thirds of all of the shares of the Series I Preferred and Series J Preferred and all other series of preferred stock ranking on a parity with shares of the Series I Preferred and Series J Preferred, either as to dividends or upon liquidation, and which are granted in the Certificate of Incorporation (including any Certificate of Designations) the right to vote together with Series I Preferred and Series J Preferred as a single class on the matters set forth in this paragraph, is necessary for authorizing or issuance of any shares of any class of stock of the Corporation ranking prior to the shares of the Series I Preferred and Series J Preferred as to dividends or upon liquidation, or the reclassification of any authorized stock of the Corporation into any such prior shares, or the creation, authorization or issuance of any obligation or security convertible into or evidencing the right to purchase any such prior shares.

  In the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Preferred Stock are entitled to receive out of the assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock, an amount equal to the stated value per share, plus accrued and unpaid dividends. The Preferred Stock is not convertible into shares of other capital stock, except for the Series G Preferred. The Preferred Stock does not have preemptive rights and is not subject to any sinking fund or other obligation of the Corporation to repurchase or retire the Preferred Stock.

  Series A Preferred. The Series A Preferred has a stated value of $50.00 per share. The Series A Preferred provides for cumulative dividends payable quarterly at adjustable rates based on the discount rates and average yields of certain United States government securities. The Series A Preferred is subject to redemption, in whole or in part, at the option of the Corporation, at $50.00 per share plus accrued and unpaid dividends.

  Series B Preferred. The Series B Preferred has a stated value of $100.00 per share. The Series B Preferred provides for cumulative dividends payable quarterly at adjustable rates based on the discount rates and average yields of certain United States government securities. The Series B Preferred is subject to redemption, in whole or in part, at the option of the Corporation, at $100.00 per share, plus accrued and unpaid dividends.

  Series F Preferred. The Series F Preferred has a stated value of $25.00 per share. The Series F Preferred provides for cumulative dividends payable quarterly at the rate of 9 5/8% per annum calculated as a percentage of the stated value. The Series F Preferred is subject to redemption, in whole or in part, at the option the Corporation on or after April 15, 1996, at $25.00 per share, plus accrued and unpaid dividends.

  Series G Preferred. The Series G Preferred has a stated value of $50.00 per share. The Series G Preferred provides for cumulative dividends payable quarterly at the rate of 6 1/2% per annum calculated as a percentage of the stated value. The Series G Preferred is subject to redemption, in whole or in part, at the option of the Corporation at $51.95 per share during the twelve months beginning May 31, 1995, at decreasing prices thereafter through May 30, 2001, and at $50.00 per share thereafter, in each case plus accrued and unpaid dividends. The Series G Preferred is convertible, at any time, unless previously redeemed, into common Stock at a conversion rate of 1.09649 shares of Common Stock for each share of Series G Preferred (equivalent to a conversion price of $45.60 per share of Common Stock). The conversion rate is protected by customary antidilution provisions.

  Series H Preferred. The Series H Preferred has a stated value of $25.00 per share. The Series H Preferred provides for cumulative dividends payable quarterly at the rate of 9% per annum calculated as a percentage of the stated value. The Series H Preferred is subject to redemption, in whole or in part, at the option of the Corporation on or after January 15, 1997, at $25.00 per share, plus accrued and unpaid dividends.

  Series I Preferred. The Series I Preferred has a stated value of $500.00 per share. The Series I Preferred provides for cumulative dividends payable quarterly at a rate of 11% per annum calculated as a percentage of the stated value. The Series I Preferred is subject to redemption, in whole or in part, at the option of the Corporation at $527.50 per share during the twelve months beginning September 30, 1995, at decreasing prices thereafter through September 29, 2000, and at $500.00 per share thereafter, in each case plus accrued and unpaid dividends.

  Series J Preferred. The Series J Preferred has a stated value of $500.00 per share. The Series J Preferred provides for cumulative dividends payable quarterly at a rate of 11% per annum calculated as a percentage of the stated value. The Series J Preferred is subject to redemption, in whole or in part, at the option of the Corporation at $527.50 per share during the twelve months beginning March 31, 1996, at decreasing prices thereafter through March 30, 2001, and at $500.00 per share thereafter, in each case plus accrued and unpaid dividends.

  Series K Preferred. The Series K Preferred has a stated value of $25.00 per share. The Series K Preferred provides for cumulative dividends payable quarterly at a rate of 8 3/8% per annum calculated as a percentage of the stated value. The Series K Preferred is subject to redemption, in whole or in part, at the option of the Corporation on or after February 15, 1997, at $25.00 per share, plus accrued and unpaid dividends.

  Series L Preferred. The Series L Preferred has a stated value of $500.00 per share. The Series L Preferred provides for cumulative dividends payable quarterly at a rate of 8.16% per annum calculated as a percentage of the stated value. The Series L Preferred is subject to redemption, in whole or in part, at the option of the Corporation on or after July 13, 1997, at $500.00 per share, plus accrued and unpaid dividends.

  Series M Preferred. The Series M Preferred has a stated value of $500.00 per share. The Series M Preferred provides for cumulative dividends payable quarterly at a rate of 7 7/8% per annum calculated as a percentage of the stated value. The Series M Preferred is subject to redemption, in whole or in part, at the option of the Corporation on or after September 30, 1997, at $500.00 per share, plus accrued and unpaid dividends.

  Series N Preferred. The Series N Preferred has a stated value of $500.00 per share. The Series N Preferred provides for cumulative dividends payable quarterly at a rate of 8 1/2% per annum calculated as a percentage of the stated value. The Series N Preferred is subject to redemption, in whole or in part, at the option of the Corporation on or after December 15, 1997, at $500.00 per share, plus accrued and unpaid dividends.

                        DESCRIPTION OF DEPOSITARY SHARES

  The following description of the terms of the Depositary Shares sets forth certain general terms and provisions of the Depositary Shares to which any Prospectus Supplement may relate. Particular terms of the Depositary Shares offered by any Prospectus Supplement and the extent, if any, to which such general provisions may apply to the Depositary Shares so offered will be described in the Prospectus Supplement relating to such Depositary Shares. The description of certain provisions of the Depositary Shares set forth below and in the Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipts relating to each series of Preferred Shares, which have been filed with the Commission.

GENERAL

  The Corporation may, at its option, elect to offer fractional interests in Preferred Shares, rather than full shares. In the event such option is exercised, the Corporation will provide for the issuance by a Depositary to the public of Depositary Receipts evidencing Depositary Shares, each of which will represent a fractional interest (to be set forth in the Prospectus Supplement relating to a particular series of the Preferred Shares) in a share of a particular series of the Preferred Shares as described below.

  The shares of any series of the Preferred Shares underlying the Depositary Shares will be deposited under a separate Deposit Agreement (the "Deposit Agreement") between the Corporation and a bank or trust company selected by the Corporation having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fractional interest in a Preferred Share underlying such Depositary Share, to all the rights and preferences of the Preferred Share underlying such Depositary Share (including dividend, voting, redemption, conversion and liquidation rights).

  The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement ("Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of the related series of Preferred Shares in accordance with the terms of the offering described in the related Prospectus Supplement.

  Pending the preparation of definitive engraved Depositary Receipts, the Depositary may, upon the written order of the Corporation, issue temporary Depositary Receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive Depositary Receipts but not in definitive form. Definitive Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts at the Corporation's expense.

  Upon surrender of the Depositary Receipts at the principal office of the Depositary (unless the related Depositary Shares have previously been called for redemption), the holder of the Depositary Shares evidenced thereby will be entitled to delivery at such office, to or upon such holder's order, of the number of whole Preferred Shares and any money or other property represented by such Depositary Shares. Partial Preferred Shares will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole Preferred Shares to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Shares thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor. The Corporation does not expect that there will be any public trading market for such Preferred Shares except as represented by the Depositary Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

  The Depositary will distribute all cash dividends or other cash distributions received in respect of the underlying Preferred Shares to the record holders of Depositary Shares relating to such Preferred Shares in proportion to the numbers of such Depositary Shares owned by such holders on the relevant record date. The Depositary shall distribute only such amount, however, as can be distributed without attributing to any holder of Depositary Shares a fraction of one cent, and any balance not so distributed shall be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Shares.

  In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with the approval of the Corporation, sell such property and distribute the net proceeds from such sale to such holders.

  The Deposit Agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by the Corporation to holders of the Preferred Shares shall be made available to holders of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

  If a series of the Preferred Shares underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of the Preferred Shares held by the Depositary. The Depositary shall mail notice of redemption not less than 30 and not more than 80 days prior to the date fixed for redemption to the record holders of the Depositary Shares to be so redeemed at their respective addresses appearing in the Depositary's books. The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price per share payable with respect to such series of the Preferred Shares. Whenever the Corporation redeems Preferred Shares held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares relating to Preferred Shares so redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

  After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares so called for redemption will cease, except the right to receive the moneys payable upon such redemption and any money or other property to which the holders of such Depositary Shares were entitled upon such redemption upon surrender to the Depositary of the Depositary Receipts evidencing such Depositary Shares.

CONVERSION

  With respect to a series of the Preferred Shares underlying the Depositary Shares that is convertible into Common Stock, a holder of Depositary Receipts may participate in the conversion in the manner specified in the pertinent Certificate of Designations for holders of the underlying Preferred Shares. If the Depositary Shares represented by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Depositary Receipts will be issued by the Depositary for the Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by the Corporation equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the date of conversion.

VOTING THE PREFERRED SHARES

  Upon receipt of notice of any meeting at which the holders of the Preferred Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such Preferred Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of Preferred Shares underlying such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of Preferred Shares underlying such Depositary Shares in accordance with such instructions, and the Corporation will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting Preferred Shares to the extent it does not receive specific instructions from the holders of Depositary Shares relating to such Preferred Shares. The Depositary's liability with respect to voting Preferred Shares is limited.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

  The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Corporation and the Depositary. However, any amendment which materially and adversely alters the rights of the existing holders of Depositary Shares will not be effective unless such amendment has been approved by the record holders of at least a majority of the Depositary Shares then outstanding. A Deposit Agreement may be terminated by the Corporation or the Depositary only if (i) all outstanding Depositary Shares relating thereto have been redeemed or, if applicable, converted into Common Stock or (ii) there has been a final distribution in respect of the Preferred Shares of the relevant series in connection with any liquidation, dissolution or winding up of the Corporation and such distribution has been distributed to the holders of the related Depositary Shares.

CHARGES OF DEPOSITARY

  The Corporation will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary agreements. The Corporation will pay charges of the Depositary in connection with the initial deposit of the Preferred Shares and any redemption of the Preferred Shares. Holders of Depositary Shares will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the Deposit Agreement to be for their accounts.

MISCELLANEOUS

  The Depositary will forward to the holders of Depositary Shares all reports and communications from the Corporation which are delivered to the Depositary and which the Corporation is required to furnish to the holders of the Preferred Shares.

  Neither the Depositary nor the Corporation will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Corporation and the Depositary under the Deposit Agreement will be limited to performance without negligence or intentional misconduct of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Shares unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or information provided by persons presenting Preferred Shares for deposit, holders of Depositary Shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

  The Depositary may resign at any time by delivering to the Corporation notice of its election to do so, and the Corporation may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

TAXATION

  Owners of Depositary Shares will be treated for federal income tax purposes as if they were owners of the Preferred Shares represented by such Depositary Shares and, accordingly, will be entitled to take into account for federal income tax purposes income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for federal income tax purposes upon the withdrawal of Preferred Shares in exchange for Depositary Shares as provided in the Deposit Agreement, (ii) the tax basis of each Preferred Share to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor and (iii) the holding period for the Preferred Shares in the hands of an exchanging owner of Depositary Shares who held such Depositary Shares as a capital asset at the time of the exchange thereof for Preferred Shares will include the period during which such person owned such Depositary Shares.

                          DESCRIPTION OF COMMON STOCK

GENERAL

  The Corporation has 700,000,000 authorized shares of Common Stock, $1.5625 par value, of which 346,683,727 shares (excluding treasury shares) were outstanding at May 31, 1994. The following is a brief summary of certain rights and provisions of the Common Stock.

  Subject to any prior rights of the preferred stock of the Corporation then outstanding, holders of the Corporation's Common Stock are entitled to receive such dividends as are declared by the Board of Directors out of funds legally available therefor. (See the description of the outstanding Preferred Stock set forth in "Description of Preferred Shares--Outstanding Preferred Stock," above.) The indentures under which certain of the Corporation's debt securities are outstanding prohibit the Corporation, under certain circumstances, from paying dividends in shares of stock of Bank of America.

  In addition, the Federal Reserve Board has adopted a policy statement that it is its view that, as a matter of prudent banking, a bank holding company should not pay cash dividends on common stock unless its net income available to common stockholders over the past year has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears consistent with the company's capital needs, asset quality and overall financial condition.

  Subject to the rights, if any, of the holders of shares of preferred stock, all voting rights are vested in the holders of shares of Common Stock, each share being entitled to one vote. Stockholder action (including the election of directors) may not be taken without a meeting. Stockholder action by written consent is not permitted.

  Holders of the shares of Common Stock have non-cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect 100% of the directors if they choose to do so, and, in such event, the holders of the remaining less than 50% of the shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors.

  Subject to the rights of the holders of the preferred stock, in the event of liquidation of the Corporation the holders of the Common Stock are entitled to share equally and ratably in any assets remaining after the payment of all debts and liabilities.

  Holders of Common Stock do not have preemptive or other subscription or conversion rights.

  The Common Stock does not have any sinking fund, conversion or redemption provisions applicable thereto and is not liable to further call or assessment by the Corporation. There is no restriction under the Corporation's Certificate of Incorporation or By-Laws on the Corporation's repurchase or redemption of shares of Common Stock with funds legally available therefor.

RIGHTS AGREEMENT

  Each share of the Corporation's Common Stock, including those that may be issued hereunder, is accompanied by one preferred share purchase right (a "Right"). Each Right entitles the registered holder to purchase one one-hundredth of a share of the Corporation's Cumulative Participating Preferred Stock, Series E, without par value ("Series E Preferred Shares"), at a price of $50.00 (subject to adjustment). The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Corporation and Chemical Trust Company of California, as Rights Agent (the "Rights Agent"), as amended by Amendment No. 1 ("Amendment No. 1") to the Rights Agreement dated as of August 11, 1991.

  Certificates for Common Stock of the Corporation contain a notation incorporating the Rights Agreement by reference.

  Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding Common Stock of the Corporation or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of such outstanding Common Stock of the Corporation (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any Common Stock of the Corporation, by the certificate representing such Common Stock. In addition, the Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with shares of Common Stock.

  The Rights are not exercisable until the Distribution Date. The Rights will expire on April 22, 1998 (the "Final Expiration Date") unless the Final Expiration Date is extended or unless the Rights are earlier redeemed by the Corporation.

  Series E Preferred Shares purchasable upon exercise of the Rights will be redeemable by the Corporation at a formula price. Each Series E Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock of the Corporation. In the event of liquidation, the holders of the Series E Preferred Shares will be entitled to a minimum preferential liquidation payment of $100.00 per share, plus accrued and unpaid dividends, but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock of the Corporation. Each Series E Preferred Share will have 100 votes, voting together with shares of Common Stock of the Corporation. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock of the Corporation are exchanged, each Series E Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock of the Corporation. These rights are protected by customary antidilution provisions.

  Because of the nature of the Series E Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Series E Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

  In the event that the Corporation is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of Common Stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons acquires beneficial ownership of 20% or more of the outstanding shares of Common Stock of the Corporation (unless such person increased its beneficial ownership from less than 20% to 80% or more of the outstanding shares of Common Stock of the Corporation by a purchase pursuant to a tender offer for all of the shares of Common Stock for cash), proper provisions shall be made so that each holder of a Right, other than Rights beneficially owned by such person or group of affiliated or associated persons (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock of the Corporation having a market value of two times the exercise price of the Right.

  At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of Common Stock of the Corporation, the Board of Directors of the Corporation may redeem the Rights in whole, but not in part, at a price of $.001 per Right (rounded upward for each holder to the nearest $.01). In addition, the Rights may be subject to automatic redemption in certain circumstances upon approval of the majority of the holders of Common Stock of the Corporation entitled to vote on the matter at a special meeting to be held in connection with certain acquisition offers.

  Copies of the Rights Agreement and Amendment No. 1 have been filed with the Commission as an exhibit to a Registration Statement on Form 8-A dated April 13, 1988, and as an exhibit to the amendment to such Registration Statement filed on Form 8 dated August 20, 1991, respectively.

  The foregoing description of the Corporation's Common Stock and the Rights does not purport to be a complete description of the terms of the Corporation's Common Stock and the Rights and is qualified in its entirety by reference to the terms of such Common Stock and Rights, which are incorporated herein by reference and are set forth in full in Article Fourth of the Corporation's Certificate of Incorporation and the Rights Agreement, respectively, which have been filed with the Commission.

                       DESCRIPTION OF SECURITIES WARRANTS

  The Corporation may issue Securities Warrants for the purchase of Debt Securities, Preferred Shares, Depositary Shares or Common Stock. Securities Warrants may be issued independently or together with Debt Securities, Preferred Shares, Depositary Shares or Common Stock offered by any

Prospectus Supplement and may be attached to or separate from such Debt Securities, Preferred Shares, Depositary Shares or Common Stock. Each series of Securities Warrants will be issued under a separate warrant agreement (a "Securities Warrant Agreement") to be entered into between the Corporation and a bank or trust company, as Securities Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of offered Securities Warrants. The Securities Warrant Agent will act solely as an agent of the Corporation in connection with the Securities Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant Certificates or beneficial owners of Securities Warrants. Copies of the forms of Securities Warrant Agreements, including the forms of Securities Warrant Certificates representing the Securities Warrants, are filed as exhibits to the Registration Statement to which this Prospectus pertains. The following summaries of certain provisions of the forms of Securities Warrant Agreements and Securities Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreements and the Securities Warrant Certificates.

GENERAL

  If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the currencies in which such Securities Warrants are being offered; (iii) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants; (iv) the material terms of any securities being offered together with or separately from the Securities Warrants; (v) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which and currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (vii) whether the Securities Warrants will be issued in registered or bearer form; (viii) United States federal income tax consequences; and (ix) any other material terms of such Securities Warrants.

  In the case of Securities Warrants for the purchase of Preferred Shares, Depositary Shares or Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants and, in the case of Securities Warrants for Preferred Shares or Depositary Shares, the designation, aggregate number and terms of the series of Preferred Shares purchasable upon exercise of such Securities Warrants or underlying the Depositary Shares purchasable upon exercise of such Securities Warrants; (iii) the material terms of any securities being offered together with or separately from the Securities Warrants; (iv) the number of Preferred Shares, Depositary Shares or shares of Common Stock purchasable upon exercise of each such Securities Warrant and the price at which such number of Preferred Shares, Depositary Shares or shares of Common Stock may be purchased upon such exercise; (v) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date; (vi) United States federal income tax consequences; and (vii) any other material terms of such Securities Warrants. Securities Warrants for the purchase of Preferred Shares, Depositary Shares or Common Stock will be offered and exercisable for U.S. dollars only and will be in registered form only.

  Securities Warrant Certificates may be exchanged for new Securities Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Shares, Depositary Shares or Common Stock, holders of such Securities Warrants will not have any rights of holders of the Preferred Shares, Depositary Shares or Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Preferred Shares, Depositary Shares or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

  Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of Preferred Shares, Depositary Shares or shares of Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Corporation), unexercised Securities Warrants will become void.

  Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Shares, Depositary Shares or Common Stock, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant Certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the Securities Warrant Certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant Certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Corporation will, as soon as practicable, issue and deliver the Debt Securities, Preferred Shares, Depositary Shares or Common Stock, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant Certificate are exercised, a new Securities Warrant Certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENTS

  The Securities Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

COMMON STOCK WARRANT ADJUSTMENTS

  Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including:
(i) the issuance of Common Stock as a dividend or distribution on the Common Stock; (ii) subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock within 45 days after the date fixed for the determination of the stockholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Warrant

Agreement for such series of Common Stock Warrants); and (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Corporation (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above). In the event that the Corporation shall distribute any rights or warrants to acquire capital stock pursuant to clause (iv) above (the "Capital Stock Rights"), pursuant to which separate certificates representing such Capital Stock Rights will be distributed subsequent to the initial distribution of such Capital Stock Rights (whether or not such distribution shall have occurred prior to the date of the issuance of a series of Common Stock Warrants), such subsequent distribution shall be deemed to be the distribution of such Capital Stock Rights; provided that the Corporation may, in lieu of making any adjustment in the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant upon a distribution of separate certificates representing such Capital Stock Rights, make proper provision so that each holder of such a Common Stock Warrant who exercises such Common Stock Warrant (or any portion thereof) (a) before the record date for such distribution of separate certificates shall be entitled to receive upon such exercise shares of Common Stock issued with Capital Stock Rights and (b) after such record date and prior to the expiration, redemption or termination of such Capital Stock Rights shall be entitled to receive upon such exercise, in addition to the shares of Common Stock issuable upon such exercise, the same number of such Capital Stock Rights as would a holder of the number of shares of Common Stock that such Common Stock Warrant so exercised would have entitled the holder thereof to acquire in accordance with the terms and provisions applicable to the Capital Stock Rights if such Common Stock Warrant was exercised immediately prior to the record date for such distribution. Common Stock owned by or held for the account of the Corporation or any majority owned subsidiary shall not be deemed outstanding for the purpose of any adjustment.

  No adjustment in the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect; provided that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; and provided further that any such adjustment not so made shall be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Notwithstanding any of the foregoing, neither the issuance of Common Stock under the Corporation's Shareholder Investment Plan or any successor plans providing for the purchase of shares of Common Stock by the Corporation's stockholders or employees at a price not less than 90% of the "average market price" during the "pricing period," as such terms, or equivalent terms, are defined in, and as calculated pursuant to, such plans from time to time, nor the granting or exercise of any rights thereunder, shall require an adjustment to the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant. Except as stated above, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or securities carrying the right to purchase any of the foregoing.

  In the case of (i) a reclassification or change of the Common Stock, (ii) a consolidation or merger involving the Corporation or (iii) a sale or conveyance to another corporation of the property and assets of the Corporation as an entirety or substantially as an entirety, in each case as a result of which holders of the Corporation's Common Stock shall be entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Common Stock Warrants then outstanding will be entitled thereafter to convert such Common Stock Warrants into the kind and amount of shares of stock and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such Common Stock Warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

                 RISK FACTORS RELATING TO THE CURRENCY WARRANTS

  THE CURRENCY WARRANTS INVOLVE A HIGH DEGREE OF RISK, INCLUDING FOREIGN EXCHANGE RISKS AND THE RISK OF EXPIRING WORTHLESS. PURCHASERS SHOULD BE PREPARED TO SUSTAIN A LOSS OF SOME OR ALL OF THE PURCHASE PRICE OF THEIR CURRENCY WARRANTS. PROSPECTIVE PURCHASERS OF THE CURRENCY WARRANTS SHOULD BE EXPERIENCED WITH RESPECT TO OPTIONS AND OPTION TRANSACTIONS AND SHOULD REACH AN INVESTMENT DECISION ONLY AFTER CAREFUL CONSIDERATION WITH THEIR ADVISERS OF THE SUITABILITY OF THE CURRENCY WARRANTS IN LIGHT OF THEIR PARTICULAR FINANCIAL CIRCUMSTANCES, THE INFORMATION SET FORTH UNDER "DESCRIPTION OF CURRENCY WARRANTS" HEREIN AND THE RISK FACTORS AND INFORMATION REGARDING THE CURRENCY WARRANTS AND THE DESIGNATED CURRENCY SET FORTH IN THE PROSPECTUS SUPPLEMENT RELATING TO SUCH CURRENCY WARRANTS.

                        DESCRIPTION OF CURRENCY WARRANTS

  The following description of the terms of the Currency Warrants sets forth certain general terms and provisions of the Currency Warrants to which any Prospectus Supplement may relate. The particular terms of the Currency Warrants offered by any Prospectus Supplement and the extent, if any, to which such general provisions do not apply to the Currency Warrants so offered will be described in the Prospectus Supplement relating to such Currency Warrants.

  Each issue of Currency Warrants will be issued under a warrant agreement (each, a "Currency Warrant Agreement") to be entered into between the Corporation and a bank or trust company, as warrant agent (the "Currency Warrant Agent"), all as described in the Prospectus Supplement relating to such Currency Warrants. The Currency Warrant Agent will act solely as the agent of the Corporation under the applicable Currency Warrant Agreement and will not assume any obligation or relationship of agency or trust for or with any holders of such Currency Warrants. A copy of the form of Currency Warrant Agreement, including the form of warrant certificate, is filed as an exhibit to the Registration Statement. The following summary of certain provisions of the Currency Warrants and the form of Currency Warrant Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Currency Warrants and the Currency Warrant Agreement.

GENERAL

  The Corporation may issue Currency Warrants either in the form of Currency Put Warrants entitling the holders thereof to receive from the Corporation the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or composite currency (the "Designated Currency") for a specified amount of U.S. dollars, or in the form of Currency Call Warrants entitling the holders thereof to receive from the Corporation the cash settlement value in U.S. dollars of the right to purchase a specified amount of a Designated Currency for a specified amount of U.S. dollars.

  Unless otherwise provided in the applicable Prospectus Supplement, the Cash Settlement Value of an exercised Currency Warrant will be an amount stated in U.S. dollars which, in the case of a Currency Put Warrant, is the greater of
(i) zero and (ii) the amount computed by subtracting from a nominal amount of U.S. dollars specified in the Prospectus Supplement (the "U.S. Dollar Constant") an amount equal to the U.S. Dollar Constant times a fraction, the numerator of which is the spot exchange rate on the exercise date and the denominator of which is the strike price set forth in the applicable Prospectus Supplement and, in the case of a Currency Call Warrant, is the greater of (i) zero and (ii) the amount computed by subtracting the U.S. Dollar Constant from an amount equal to the U.S. Dollar Constant times a fraction, the numerator of which is the spot exchange rate on the exercise date and the denominator of which is the strike price. If the Cash Settlement Value is zero at the time of expiration of an unexercised Currency Warrant, the Currency Warrant will expire worthless.

  Reference is hereby made to the Prospectus Supplement relating to the particular issue of Currency Warrants offered thereby for the terms of such Currency Warrants, including, where applicable: (i) whether such Currency Warrants shall be Currency Put Warrants, Currency Call Warrants, or both; (ii) the aggregate amount of such Currency Warrants; (iii) the offering price of such Currency Warrants; (iv) the Designated Currency, which currency may be a foreign currency or a composite currency, including ECU, and information regarding such currency or composite currency; (v) the date on which the right to exercise such Currency Warrants commences and the date on which such right expires; (vi) the manner in which such Currency Warrants may be exercised;
(vii) the circumstances which will cause the Currency Warrants to be deemed automatically exercised; (viii) the minimum number, if any, of such Currency Warrants exercisable at any one time and any other restrictions on exercise;
(ix) the method of determining the amount payable in connection with the exercise of such Currency Warrants, including the strike price or range of strike prices of such Currency Warrants, the method of determining the spot exchange rate and the U.S. Dollar Constant for such Currency Warrants; (x) the national securities exchange on which such Currency Warrants will be listed;
(xi) whether such Currency Warrants will be represented by certificates or issued in book-entry form; (xii) the place or places at which payment of the cash settlement value of such Currency Warrants is to be made by the Corporation, if applicable; (xiii) information with respect to book-entry procedures, if any; (xiv) the plan of distribution of the Currency Warrants; and (xv) any other material terms of such Currency Warrants.

  Prospective purchasers of Currency Warrants should be aware of special United States federal income tax considerations applicable to instruments such as the Currency Warrants. The Prospectus Supplement relating to each issue of Currency Warrants will describe certain of such tax considerations.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

  Except as may otherwise be provided in the applicable Prospectus Supplement, the Currency Warrants will be issued in the form of global Currency Warrant Certificates, registered in the name of a depositary or its nominee. Holders will not be entitled to receive definitive certificates representing Currency Warrants. A holder's ownership of a Currency Warrant will be recorded on or through the records of the brokerage firm or other entity that maintains such holder's account. In turn, the total number of Currency Warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of such brokerage firm or its agent. Transfer of ownership of any Currency Warrant will be affected only through the selling holder's brokerage firm.

EXERCISE OF CURRENCY WARRANTS

  Each Currency Warrant will entitle the holder to the cash settlement value of such Currency Warrant on the applicable Exercise Date, in each case as such terms will be defined in the applicable Prospectus Supplement. If not exercised prior to 3:00 P.M., New York City time, on the fifth New York Business Day preceding the Expiration Date, Currency Warrants will be deemed automatically exercised as of the Expiration Date.

LISTING

  Each issue of Currency Warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a condition of sale of any such Currency Warrants. In this regard, it should be noted that if the Corporation issues Currency Warrants on a foreign currency that does not currently underlie a standardized option traded on a national securities exchange, before such Currency Warrants could be traded on a national securities exchange, such exchange would have to receive Commission approval. There can be no assurance that such approval will be granted. In the event that the Currency Warrants are delisted from, or permanently suspended from trading on, such exchange, the Expiration Date for such Currency Warrants will be the date such delisting or trading suspension becomes effective and Currency Warrants not previously exercised will be deemed automatically exercised on such Expiration Date. The applicable Currency Warrant Agreement will contain a covenant of the Corporation not to seek delisting of the Currency Warrants, or suspension of their trading, on such exchange unless the Corporation has, at the same time, arranged for listing on another national securities exchange.

                              PLAN OF DISTRIBUTION

  The Corporation may offer and sell the Offered Securities in any of three ways: (i) through agents (including Bank of America, Bank of America International Limited or other affiliates of the Corporation); (ii) through underwriters or dealers (including certain affiliates of the Corporation); or
(iii) directly to one or more purchasers. The Prospectus Supplement with respect to any of the Offered Securities will set forth the terms of the offering of such Offered Securities, including the name or names of any underwriters or agents, the purchase price of such Offered Securities, the proceeds to the Corporation from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which such Offered Securities may be listed.

  The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Currency Warrants, including additional Currency Warrants of a previous issue, may be sold on any national securities exchange on which the Currency Warrants are listed.

  The Corporation may also issue contracts under which the counterparty may be required to purchase Debt Securities, Preferred Shares, Depositary Shares or Common Stock. Such contracts would be issued with Debt Securities, Preferred Shares, Depositary Shares, Common Stock and/or Securities Warrants in amounts, at prices and on terms to be set forth in a Prospectus Supplement.

  If so indicated in the Prospectus Supplement relating to any Offered Securities, the Corporation will authorize underwriters, dealers and agents to solicit offers by certain specified institutions to purchase such Offered Securities from the Corporation at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in such Prospectus Supplement, and such Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

  Underwriters, dealers and agents may be entitled, under agreements entered into with the Corporation, to indemnification by the Corporation against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contributions with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters and agents, and affiliates thereof, may be customers of, engage in transactions with, or perform services for the Corporation and its affiliates in the ordinary course of business.

  Each underwriter, dealer and agent participating in the distribution of any Debt Securities that are issuable as Bearer Securities will agree that, in connection with the original issuance of such Bearer Securities, it will not offer, sell or deliver, directly or indirectly, Bearer Securities to a United States person or to any person within the United States, except to the extent permitted under United States Treasury Regulations.

  All Offered Securities, other than the Common Stock, will be new issues of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Corporation for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

                                 LEGAL MATTERS

  The validity of the Offered Securities offered hereby will be passed upon for the Corporation by Michael J. Halloran, Executive Vice President and General Counsel of the Corporation and Group Executive Vice President and General Counsel of Bank of America. As of May 31, 1994, Mr. Halloran had a direct or indirect interest in 2,056 shares of Common Stock of the Corporation and had options to purchase an additional 52,832 shares of which 21,166 options will be exercisable as of July 30, 1994.

  Certain tax matters will be passed upon for the Corporation by Raymond W. McKee, an Assistant Treasurer of the Corporation and Senior Vice President and General Tax Counsel of Bank of America. As of May 31, 1994, Mr. McKee had options to purchase 18,444 shares of Common Stock of the Corporation, of which 6,558 options will be exercisable as of July 30, 1994.

  Certain matters will be passed upon for any underwriters or agents by Orrick, Herrington & Sutcliffe, San Francisco, California.

                                    EXPERTS

  The consolidated financial statements of the Corporation and subsidiaries, incorporated by reference in the Corporation's Annual Report on Form 10-K for the year ended December 31, 1993 have been audited by Ernst & Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The consolidated financial statements of Continental Bank Corporation and subsidiaries as of and for the year ended December 31, 1993, appearing in Continental Bank Corporation's Annual Report on Form 10-K for the year ended December 31, 1993, which financial statements were incorporated by reference as an exhibit to the Corporation's Current Report on Form 8-K dated March 21, 1994, have been incorporated herein in reliance upon the report of Price Waterhouse, independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Registration fee............................................. $1,379,320
      Printing.....................................................    435,000*
      Trustees' fees...............................................     36,000*
      Accounting fees..............................................    300,000*
      Rating agencies' fees........................................    700,000*
      Legal fees...................................................    200,000*
      Blue sky and legal investment fees and expenses..............     50,000*
      Listing fees.................................................    150,000*
      Miscellaneous................................................    149,680*
                                                                    ----------
          Total.................................................... $3,400,000*
                                                                    ==========

--------
  *Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Certificate of Incorporation of the Corporation provides that a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derives any improper personal benefit. The Certificate of Incorporation further provides that, if the Delaware General Corporation Law is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended, without further stockholder action.

  As authorized by Section 145 of the Delaware General Corporation Law, the By-laws of the Corporation provide for indemnification of directors and officers in certain cases. A director or officer of the Corporation (i) must be indemnified by the Corporation for all expenses of litigation or other legal proceedings when he or she is successful on the merits or otherwise in such litigation or proceedings, (ii) must be indemnified by the Corporation for the expenses, judgments, fines and amounts paid in settlement of litigation or proceedings (other than a derivative action), when if he or she is not successful, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Corporation (and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was not lawful) and (iii) must be indemnified by the Corporation for expenses of a derivative action, even if he or she is not successful, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, provided that no indemnification may be made in the case of a derivative action if the person is judged liable to the Corporation, unless a court determines that, despite such adjudication but in view of the circumstances, such person is entitled to indemnification of such expenses.

  The By-laws of the Corporation further provide that the Corporation may purchase insurance on behalf of its directors and officers, whether or not it would have the power to indemnify them against such liability.

  There is directors' and officers' liability insurance presently outstanding which insures directors and officers of the Corporation and certain of its subsidiaries, including Bank of America. The policies cover loss for which the Corporation or any of such subsidiaries shall be required or permitted by law to indemnify directors and officers and which result from claims made against such directors or officers based upon the commission of wrongful acts in the performance of their duties. The policies also cover losses which the directors or officers must pay as the result of claims brought against them based upon the commission of wrongful acts in the performance of their duties and for which they are not indemnified by the Corporation or any of such subsidiaries. The losses covered by the policies are subject to certain exclusions and do not include fines or penalties imposed by law or other matters uninsurable under the law. The policies contain certain provisions regarding deductibles.

  Reference is made to Section 7 of the Underwriting Agreement Standard Provisions for Senior Debt Securities, Subordinated Debt Securities, Preferred Stock, Depositary Preferred Stock, Common Stock, Warrants to Purchase Debt Securities, Warrants to Purchase Common Stock, Warrants to Purchase Preferred Stock and Currency Warrants and Section 7 of the Distribution Agreement included herein as an exhibit to the Registration Statement for provisions regarding indemnification of the Corporation and its directors, officers and controlling persons against certain liabilities.

ITEM 16. EXHIBITS

     EXHIBIT
     NUMBER                        DESCRIPTION OF EXHIBIT
     -------                       ----------------------
       1.1   Form of Underwriting Agreement.
       1.2   Form of Underwriting Agreement for Depositary Shares.
       1.3   Form of Underwriting Agreement Standard Provisions for Senior Debt
             Securities, Subordinated Debt Securities, Preferred Stock, Deposi-
             tary Preferred Stock, Common Stock, Warrants to Purchase Debt Se-
             curities, Warrants to Purchase Common Stock, Warrants to Purchase
             Preferred Stock and Currency Warrants.
       1.4   Form of Distribution Agreement.
       4.1   Indenture between BankAmerica Corporation and First Trust of Cali-
             fornia, National Association, as successor Trustee (incorporated by reference to Exhibit 4.1 to Registration Statement on Form S-3
             (Reg. No. 33-43862) dated January 17, 1992).
       4.2   Indenture between BankAmerica Corporation and Chemical Trust Com-
             pany of California, as Trustee (incorporated by reference to Ex-
             hibit 4.2 to Registration Statement on Form S-3 (Reg. No. 33-
             43862) dated January 17, 1992).
       4.3   First Supplemental Indenture between BankAmerica Corporation and
             Chemical Trust Company of California, as Trustee, dated as of Sep-
             tember 8, 1992 (incorporated by reference to Exhibit 4.1 to Cur-
             rent Report on Form 8-K dated September 11, 1992, File No. 1-
             7377).
       4.4   Form of Registered Medium-Term Note (incorporated by reference to
             Exhibit 4.3(a) to Amendment No. 1 to Registration Statement on
             Form S-3 (Reg. No. 33-51064) dated October 23, 1992).
       4.5   Form of Note (incorporated by reference to Exhibit 4.8(a) to
             Amendment No. 1 to Registration Statement on Form S-3 (Reg. No.
             33-51064) dated October 23, 1992).
       4.6   Certificate of Incorporation of BAC, as amended (incorporated by reference to Exhibit 3(i) to BAC's report on Form 10-K for the year ended December 31, 1992).
       4.7   By-laws of BAC, as amended (incorporated by reference to Exhibit
             3.b. to BAC's Registration Statement on Form S-4 (Reg. No. 33-
             51333) filed December 8, 1993).

     EXHIBIT
     NUMBER                        DESCRIPTION OF EXHIBIT
     -------                       ----------------------
       4.8   Rights Agreement dated as of April 11, 1988 between BankAmerica
             Corporation and Chemical Trust Company of California, and Amend-
             ment No. 1 which includes the form of Right Certificate (incorpo-
             rated by reference to Exhibit 4 to Current Reports on Form 8-K dated April 11, 1988 and August 12, 1991, File No. 1-7377).
       4.9   Form of Preferred Stock Certificate (incorporated by reference to
             Exhibit 4.11 to Registration Statement on Form S-3 (Reg. No. 33-
             51064) dated August 20, 1992).
       4.10  Form of Certificate of Designations relating to Preferred Shares
             (incorporated by reference to Exhibit 4.2 to Registration State-
             ment on Form S-3 (Reg. No. 33-51064) dated August 20, 1992).
       4.11  Form of Depositary Receipt (incorporated by reference to Exhibit
             4.8 to Registration Statement on Form S-3 (Reg. No. 33-51064)
             dated August 20, 1992).
       4.12  Form of Deposit Agreement (incorporated by reference to Exhibit
             4.14 to Amendment No. 1 to Registration Statement on Form S-3
             (Reg. No. 33-51064) dated October 23, 1992).
       4.13  Form of Debt Warrant Agreement (including form of Debt Warrant certificate) (incorporated by reference to Exhibit 4.15 to Regis-
             tration Statement on Form S-3 (Reg. No. 33-43862) dated January
             17, 1992).
       4.14  Form of Preferred Stock Warrant Agreement (including form of Pre-
             ferred Stock Warrant certificate) (incorporated by reference to
             Exhibit 4.16 to Registration Statement on Form S-3 (File No. 33-
             51064) dated August 20, 1992).
       4.15  Form of Common Stock Warrant Agreement (including form of Common
             Stock Warrant certificate) (incorporated by reference to Exhibit
             4.17 to Registration Statement on Form S-3 (File No. 33-51064)
             dated August 20, 1992).
       4.16  Forms of Common Stock Certificate with Rights legend (incorporated by reference to Exhibit 4.18 to Registration Statement on Form S-3
             (File No. 33-51064) dated August 20, 1992).
       4.17  Form of Currency Warrant Agreement (including form of Currency
             Warrant certificate) (incorporated by reference to Exhibit 4.21 to
             Registration Statement on Form S-3 (Reg. No. 33-43862) dated Janu-
             ary 17, 1992).
       4.18  BankAmerica Corporation and certain of its consolidated subsidiar-
             ies have outstanding certain long-term debt. None of such debt ex-
             ceeds 10% of the total assets of BankAmerica Corporation and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement.
             BankAmerica Corporation agrees to furnish copies of such instru-
             ments to the Commission upon request.
       5     Opinion of Michael J. Halloran, Executive Vice President and Gen-
             eral Counsel of the Corporation, as to the legality of the Offered
             Securities registered hereunder.*
      12     Computations of ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends.
      23.1   Consent of Ernst & Young.
      23.2   Consent of Price Waterhouse.
      23.3   Consent of Michael J. Halloran is contained in his opinion filed as Exhibit 5 to this Registration Statement.*

     EXHIBIT
     NUMBER                        DESCRIPTION OF EXHIBIT
     -------                       ----------------------
      24     Powers of attorney.
      25.1   Form T-1 Statement of Eligibility and Qualification under the
             Trustee Indenture Act of 1939 of First Trust of California,
             National Association, Trustee.
      25.2   Form T-1 Statement of Eligibility and Qualification under the
             Trust Indenture Act of 1939 of Chemical Trust Company of Califor-
             nia, Trustee.

--------
  *To be filed by amendment.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendments thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that the undertakings in clauses
  (i) and (ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference to this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY AND COUNTY OF SAN FRANCISCO, STATE OF CALIFORNIA, ON THE 30TH DAY OF JUNE, 1994.

                                          BankAmerica Corporation

                                                  /s/ RAYMOND R. PETERS
                                          By___________________________________
                                                    (Raymond R. Peters,
                                               Executive Vice President and
                                                        Treasurer)

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND AS OF THE DATE INDICATED.

                 SIGNATURE                                     TITLE
                 ---------                                     -----
           RICHARD M. ROSENBERG*            Chairman of the Board and Chief Executive
-------------------------------------------  Officer (Principal Executive Officer) and
           Richard M. Rosenberg              Director


             LEWIS W. COLEMAN*              Vice Chairman of the Board and Chief
-------------------------------------------  Financial Officer (Principal Financial
             Lewis W. Coleman                Officer) and Director


           /s/ PAUL R. OGORZELEC            Executive Vice President (Principal
-------------------------------------------  Accounting Officer)
             Paul R. Ogorzelec

Directors:
           Joseph F. Alibrandi*                          Philip M. Hawley*
             Peter B. Bedford*                          Frank L. Hope, Jr.*
            Andrew F. Brimmer*                         Lawrence O. Kitchen*
            Richard A. Clarke*                        Ignacio E. Lozano, Jr.*
              Timm F. Crull*                             Cornell C. Maier*
                C. R. Dahl*                              Walter E. Massey*
            Kathleen Feldstein*                          Ruben F. Mettler*
             Donald E. Guinn*                           A. Michael Spence*
                                                        Jacques S. Yeager*

      /s/ CAROLYN CHEW HAMILTON
*By__________________________________
       Carolyn Chew Hamilton,
          Attorney-in-Fact

Dated: June 30, 1994

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                           DOCUMENT DESCRIPTION
 -------                          --------------------
   1.1   Form of Underwriting Agreement.
   1.2   Form of Underwriting Agreement for Depositary Shares.
   1.3   Form of Underwriting Agreement Standard Provisions for Senior Debt Se-
         curities, Subordinated Debt Securities, Preferred Stock, Depositary
         Preferred Stock, Common Stock, Warrants to Purchase Debt Securities,
         Warrants to Purchase Common Stock, Warrants to Purchase Preferred Stock
         and Currency Warrants.
   1.4   Form of Distribution Agreement.
   4.1   Indenture between BankAmerica Corporation and First Trust of Califor-
         nia, National Association, as successor Trustee (incorporated by ref-
         erence to Exhibit 4.1 to Registration Statement on Form S-3 (Reg. No.
         33-43862) dated January 17, 1992).
   4.2   Indenture between BankAmerica Corporation and Chemical Trust Company of California, as Trustee (incorporated by reference to Exhibit 4.2 to
         Registration Statement on Form S-3 (Reg. No. 33-43862) dated January
         17, 1992).
   4.3   First Supplemental Indenture between BankAmerica Corporation and Chem-
         ical Trust Company of California, as Trustee, dated as of September 8,
         1992 (incorporated by reference to Exhibit 4.1 to Current Report on
         Form 8-K dated September 11, 1992, File No. 1-7377).
   4.4   Form of Registered Medium-Term Note (incorporated by reference to Ex-
         hibit 4.3(a) to Amendment No. 1 to Registration Statement on Form S-3
         (Reg. No. 33-51064) dated October 23, 1992).
   4.5   Form of Note (incorporated by reference to Exhibit 4.8(a) to Amendment
         No. 1 to Registration Statement on Form S-3 (Reg. No. 33-51064) dated
         October 23, 1992).
   4.6   Certificate of Incorporation of BAC, as amended (incorporated by ref-
         erence to Exhibit 3(i) to BAC's report on Form 10-K for the year ended
         December 31, 1992).
   4.7   By-laws of BAC, as amended (incorporated by reference to Exhibit 3.b.
         to BAC's Registration Statement on Form S-4 (Reg. No. 33-51333) filed
         December 8, 1993).
   4.8   Rights Agreement dated as of April 11, 1988 between BankAmerica Corpo-
         ration and Chemical Trust Company of California, and Amendment No. 1
         which includes the form of Right Certificate (incorporated by reference to Exhibit 4 to Current Reports on Form 8-K dated April 11,
         1988 and August 12, 1991, File No. 1-7377).
   4.9   Form of Preferred Stock Certificate (incorporated by reference to Ex-
         hibit 4.11 to Registration Statement on Form S-3 (Reg. No. 33-51064)
         dated August 20, 1992).
   4.10  Form of Certificate of Designations relating to Preferred Shares (in-
         corporated by reference to Exhibit 4.2 to Registration Statement on
         Form S-3 (Reg. No. 33-51064) dated August 20, 1992).
   4.11  Form of Depositary Receipt (incorporated by reference to Exhibit 4.8 to Registration Statement on Form S-3 (Reg. No. 33-51064) dated August
         20, 1992).
   4.12  Form of Deposit Agreement (incorporated by reference to Exhibit 4.14 to Amendment No. 1 to Registration Statement on Form S-3 (Reg. No. 33-
         51064) dated October 23, 1992).

 EXHIBIT
 NUMBER                           DOCUMENT DESCRIPTION
 -------                          --------------------
   4.13  Form of Debt Warrant Agreement (including form of Debt Warrant certif-
         icate) (incorporated by reference to Exhibit 4.15 to Registration
         Statement on Form S-3 (Reg. No. 33-43862) dated January 17, 1992).
   4.14  Form of Preferred Stock Warrant Agreement (including form of Preferred
         Stock Warrant certificate) (incorporated by reference to Exhibit 4.16 to Registration Statement on Form S-3 (File No. 33-51064) dated August
         20, 1992).
   4.15  Form of Common Stock Warrant Agreement (including form of Common Stock
         Warrant certificate) (incorporated by reference to Exhibit 4.17 to
         Registration Statement on Form S-3 (File No. 33-51064) dated August
         20, 1992).
   4.16  Forms of Common Stock Certificate with Rights legend (incorporated by reference to Exhibit 4.18 to Registration Statement on Form S-3 (File
         No. 33-51064) dated August 20, 1992).
   4.17  Form of Currency Warrant Agreement (including form of Currency Warrant certificate) (incorporated by reference to Exhibit 4.21 to Registration
         Statement on Form S-3 (Reg. No. 33-43862) dated January 17, 1992).
   4.18  BankAmerica Corporation and certain of its consolidated subsidiaries have outstanding certain long-term debt. None of such debt exceeds 10%
         of the total assets of BankAmerica Corporation and its consolidated subsidiaries; therefore, copies of the constituent instruments defining the rights of the holders of such debt are not included as exhibits to this Registration Statement. BankAmerica Corporation agrees to furnish copies of such instruments to the Commission upon request.
   5     Opinion of Michael J. Halloran, Executive Vice President and General
         Counsel of the Corporation, as to the legality of the Offered
         Securities registered hereunder.*
  12     Computations of ratio of earnings to fixed charges and ratio of earn-
         ings to combined fixed charges and preferred stock dividends.
  23.1   Consent of Ernst & Young.
  23.2   Consent of Price Waterhouse.
  23.3   Consent of Michael J. Halloran is contained in his opinion filed as
         Exhibit 5 to this Registration Statement.*
  24     Powers of attorney.
  25.1   Form T-1 Statement of Eligibility and Qualification under the Trustee
         Indenture Act of 1939 of First Trust of California, National
         Association, Trustee.
  25.2   Form T-1 Statement of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of Chemical Trust Company of California, Trust-
         ee.

--------
  *To be filed by amendment.

                                       2